                                                                    EXHIBIT 10.1




                                CREDIT AGREEMENT

                           Dated as of April 25, 1996

                                     Among

                              PETSEC ENERGY, INC.

                                  as Borrower

                                      and

                                   THE BANKS
                                  NAMED HEREIN

                                    as Banks

                                      and

                         THE CHASE MANHATTAN BANK, N.A.

                                    as Agent

                               TABLE OF CONTENTS

                                                                                                                         Page
ARTICLE I   DEFINITIONS AND ACCOUNTING TERMS
            Section 1.01.    Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            Section 1.02.    Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            Section 1.03.    Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            Section 1.04.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE II  AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
            Section 2.01.    The Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            Section 2.02.    Making the Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
            Section 2.03.    Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
            Section 2.04.    Reduction of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            Section 2.05.    Repayment of the Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            Section 2.06.    Interest on Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
            Section 2.07.    Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            Section 2.08.    Payments and Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
            Section 2.09.    Increased Costs and Capital Requirements  . . . . . . . . . . . . . . . . . . . . . . . . .  25
            Section 2.10.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
            Section 2.11.    Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            Section 2.12.    Conversion of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            Section 2.13.    Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            Section 2.14.    Borrowing Base  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE III CONDITIONS
            Section 3.01.    Condition Precedent to Initial Credit . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            Section 3.02.    Conditions Precedent to Each Advance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            Section 3.03.    Conditions Precedent to Each Letter of Credit . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE IV  REPRESENTATIONS AND WARRANTIES
            Section 4.01.    Representations and Warranties of the Borrower  . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE V    COVENANTS OF THE BORROWER
             Section 5.01.    Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
             Section 5.02.    Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE VI   EVENTS OF DEFAULT
             Section 6.01.    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE VII  THE AGENT
             Section 7.01.    Authorization and Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
             Section 7.02.    Agent's Reliance, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
             Section 7.03.    Chase and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
             Section 7.04.    Bank Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
             Section 7.05.    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
             Section 7.06.    Successor Agent and Issuing Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE VIII MISCELLANEOUS
             Section 8.01.    Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
             Section 8.02.    Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
             Section 8.03.    No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
             Section 8.04.    Expenses and Taxes; Compensation; Indemnification; Arranger . . . . . . . . . . . . . . . .  59
             Section 8.05.    Limitation and Adjustment of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
             Section 8.06.    Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
             Section 8.07.    Assignments and Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
             Section 8.08.    Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
             Section 8.09.    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
             Section 8.10.    JURISDICTION; DAMAGES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
             SECTION 8.11.    WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
             Section 8.12.    Hedging Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
             Section 8.13.    Special Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

EXHIBITS:

Exhibit A        Form of Note
Exhibit B        Original Properties
Exhibit C        Form of Notice of Borrowing
Exhibit D        Form of Mortgage
Exhibit E        Form of Opinion of Counsel to the Borrower
Exhibit F        Form of Opinion of Special Counsel to the Agent
Exhibit G        Form of Notice of Hedging Obligations
Exhibit H        Form of Assignment
Exhibit I        Form of Notice of Letter of Credit
Exhibit J        Form of Subordinated Note
Exhibit J-1      Form of Standstill Agreement
Exhibit K        Form of Notice of New Borrowing Base

SCHEDULES:

Schedule I       Notice Information for Banks
Schedule II      Insurance Requirements
Schedule III     Subsidiaries and Partnerships
Schedule IV      Hedging Agreements
Schedule V       Gas Imbalances
Schedule VI      Bank One Liens

                                CREDIT AGREEMENT
                           Dated as of April 25, 1996


         Petsec Energy, Inc., a Nevada corporation (the "Borrower"), the lenders party hereto and The Chase Manhattan Bank, N.A., as Agent hereunder, agree as follows:


                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the term "Borrower" shall have the meaning set forth above and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acceptable Security Interest" in any property shall mean a Lien granted pursuant to a Loan Document (i) which exists in favor of the Collateral Agent for the benefit of itself, the Banks and the other Persons to be secured thereby as specified in the Loan Document creating such Lien, (ii) which is superior to all other Liens other than Permitted Exceptions, (iii) which secures the Notes and all other Obligations, and (iv) which is perfected and is enforceable by the Collateral Agent for the benefit of itself and the Banks and the other beneficiaries to be secured thereby as specified in the Loan Document creating such Lien against all other Persons.

         "Additional Properties" means the Borrower's Oil and Gas Properties other than the Original Properties, which have been added by the Borrower as Collateral for the Obligations, by complying with all the requirements of
Section 2.14(a)(iii).

         "Advance" means an advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of Advance.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "controls" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock, securities, partnership interests or other ownership interests, by contract or otherwise.

         "Agent" means Chase in its capacity as agent pursuant to Article VII and any successor in such capacity pursuant to Section 7.06.

         "Agreement" means this Credit Agreement among the Borrower, the Banks and the Agent, as amended from time to time in accordance with the terms hereof.

         "Annual Reserve Report" is defined in the definition of "Reserve
Report".

         "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance, and such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

         "Applicable Margin" means for any day (i) as to any Advance, a per annum rate equal to the rate per annum set forth in the following table for the relevant Type of Advance and for the relevant Percentage Usage of the Borrowing Base, (ii) as to the commitment fees contemplated by Section 2.03(a), the rate per annum set forth in the following table for the relevant Percentage Usage of the Borrowing Base, and (iii) as to the Letter of Credit fees contemplated by
Section 2.13(b)(ii), the rate per annum set forth in the following table for the relevant Percentage Usage of the available Borrowing Base:

                                    Eurodollar          Base Rate          Commitment        Letter of
      Percentage Usage            Rate Advance           Advance              Fee           Credit Fee
 --------------- ---------        ------------      -----------------   -----------------  -------- -----
 Less than 50%                        1.375%              .50 %              .50%            1.25 %

 Less than 80% and
 greater than or equal to
 50%                                  1.50 %              .625%              .50%            1.375%
 Less than 90% and
 greater than or equal to
 80%                                  1.625%              .725%              .50%             1.50%

 Greater than or equal to
 90%                                  1.875%              .75 %              .50%            1.75 %

As used in this definition, "Percentage Usage" means, as of any date of determination, the quotient (expressed as a percentage) obtained by dividing the aggregate amount of all Advances outstanding plus all Letter of Credit Liabilities at the close of business on such date by the Borrowing Base at the close of business on such date. The Applicable Margin shall change on the same day as any change in the Percentage Usage.

         "Arranger" means Chase Securities Inc.

         "Assignment" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit H.

         "Bank One Lien" has the meaning specified in Section 3.01(b).

         "Banks" means the lenders listed on the signature pages hereof and each Eligible Assignee upon its becoming a party hereto pursuant to Section 8.07.

         "Base Rate" means, at any time, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of (i) the Prime Commercial Lending Rate as in effect from time to time and (ii) the Federal Funds Rate as in effect from time to time plus 1/2 of 1% per annum.

         "Base Rate Advance" means an Advance which bears interest as provided in Section 2.06(a).

         "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each of the Banks pursuant to Section 2.01.

         "Borrowing Base" means at any time an amount equal to the amount initially stated or subsequently determined and in effect pursuant to Section 2.14, but in no event an amount greater than the aggregate amount of the Commitments at any time.

         "Borrowing Base Deficiency" means at any time the excess of (i) the aggregate outstanding amount of all of the Advances plus all Letter of Credit Liabilities at such time over (ii) the Borrowing Base at such time.

         "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or Houston, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

         "Capitalized Lease Obligations" means, for any Person, all obligations under leases which, under GAAP, are required to be capitalized on the books of such Person at the time of determination, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

         "Capital Expenditure" means, with respect to any Person, any expenditure that, in accordance with GAAP, is required to be included in or reflected by the property, plant and equipment account or any other fixed asset account in the balance sheet of such Person and any expenditure (net of cash acquired) by such Person to acquire any interest in any other Person.

         "CD Deposits" means the sum of $1,936,861 deposited by PSAL as certificates of deposit with Bank One, Texas, N.A., for the benefit of the Borrower.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time (by SARA or otherwise), set forth at 42 U.S.C. Sections 9601 et seq (1988), state and local analogs and all rules and regulations promulgated thereunder, in each case as now or hereafter in effect.

         "Change of Control" means PSAL shall cease to own, legally and beneficially, directly or through a Subsidiary, at least 80% of the Borrower, free and clear of all Liens.

         "Chase" means The Chase Manhattan Bank, N.A., a national banking association.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.

         "Collateral" means all property in which any Lien is granted or purported to be granted by the Mortgages or any other Loan Document.

         "Collateral Agent" means the beneficiary under the Mortgages.

         "Commitment" has the meaning specified in Section 2.01.

         "Consolidated" refers to the consolidation of the accounts of PSAL, PetUSA and/or the Borrower and their respective Consolidated Subsidiaries in accordance with GAAP.

         "Consolidated Indebtedness" means all Indebtedness of the Borrower other than Subordinated Debt.

         "Consolidated Interest Expense" means for any period the consolidated interest expense included in a Consolidated income statement (net of interest income) of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP, including, without limitation or duplication (or, to the extent not so included, with the addition of), in respect of the Borrower or any of its Consolidated Subsidiaries, to the extent allocable to such period, (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (ii) the amortization of original issue discounts; (iii) any interest payments or fees with respect to bankers acceptances or similar facilities, (iv) net amounts payable by the Borrower or any of its Consolidated Subsidiaries with respect to interest rate swap, cap, collar or similar agreements; and (v) Restricted Preferred Interest dividends or distributions payable during such period.

         "Consolidated Net Income" means for any period the sum of (i) the Consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that in determining such Consolidated net income, there shall be excluded therefrom (to the extent otherwise included therein) (a) the net income (or loss) of any Person acquired by the Borrower or a Subsidiary in a pooling-of-interest transaction for any period prior to the date of such transaction, (b) the net income (but not loss) of any Person which is subject to any restriction which prevents the payment of dividends or the making of distributions on the capital stock, partnership interests or other ownership interests of such Person to the extent of such restrictions, (c) after-tax gains or losses on the sale, transfer or other disposition by the Borrower or its Consolidated Subsidiaries of (1) Properties, other than Collateral, to the extent such gains or losses are attributable to sales in which the aggregate proceeds exceed $2,500,000 during any semi-annual period ending June 30 and December 31 of each calendar year or (2) any Collateral (other than produced Hydrocarbons sold in the ordinary course of business), (d) all extraordinary gains and extraordinary losses, after applicable income taxes, and (e) any item constituting the cumulative effect of a change in accounting principles, after applicable income taxes.

         "Consolidated Subsidiaries" of PSAL, PetUSA and/or the Borrower means all Persons that in accordance with GAAP would be accounted for as consolidated subsidiaries in the respective financial statements of each.

         "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b) or Section 2.12.

         "Default" means any event or condition which, with notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

         "Development Capex" means from time to time the first year of projected capital expenditures in the most current Annual Reserve Report.

         "Distributions" means any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) (i) in respect of the Subordinated Debt, any class of capital stock or any other ownership interest or to the holders, as such, of any Subordinated Debt, any class of capital stock or any other ownership interest (including, without limitation, pursuant to a merger or consolidation) or (ii) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of the Subordinated Debt, capital stock or any other ownership interest or any options, warrants or rights to purchase or acquire any Subordinated Debt, any capital stock or any other ownership interest.

         "Dollars" and "$" means lawful money of the United States.

         "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on
Schedule I hereto or in the Assignment pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "EBIT" means for any period, EBITDA for such period less depreciation, depletion and amortization for such period.

         "EBITDA" means for any period the sum of (i) the Consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period determined in accordance with GAAP plus (ii) to the extent included in the determination of such net income (or loss), the Consolidated charges for such period for interest, depreciation, depletion and amortization plus (or, if there is a benefit from income taxes, minus) (iii) to the extent included in the determination of such net income, the amount of the provision for or benefit from income taxes; provided, however, that in determining such Consolidated net income, such Consolidated charges and such provision for or benefit from income taxes, there shall be excluded therefrom (to the extent otherwise included therein) (a) the net income (or loss) of, charges for interest, depreciation, depletion and amortization of, and such provision for or benefit from income taxes of, any Person acquired by the Borrower or a Subsidiary in a pooling-of-interest transaction for any period prior to the date of such transaction, (b) the net income (but not loss) of, charges for interest, depreciation, depletion and amortization of, and such provision for (but not benefit from) income taxes of, any Person which is subject to any restriction which prevents the payment of dividends or the making of distributions on the capital stock, partnership interests or other ownership interests of such Person to the extent of such restrictions, (c) pre-tax gains or losses on the sale, transfer or other disposition of any Property by the Borrower or its Consolidated Subsidiaries, other than produced Hydrocarbons sold in the ordinary course of business, (d) all extraordinary gains and extraordinary losses, prior to applicable income taxes, and (e) any item constituting the cumulative effect of a change in accounting principles, prior to applicable income taxes.

         "Eligible Assignee" means any Bank and, with the consent of the Agent, the Issuing Bank and the Borrower (which consent will not be unreasonably withheld), any other Person.

         "Engineering Reports" has the meaning specified in Section 2.14(a)(i).

         "Environment" shall have the meaning set forth in 42 U.S.C. Section 9601(8) (1988).

         "Environmental Protection Statute" means any law, statute, ordinance, rule, regulation, order, decision, decree, judgment, permit, license, authorization or agreement (all as amended from time to time) arising from, in connection with, or relating to the pollution, protection or regulation of the Environment or the protection or regulation of health or safety, whether the foregoing are required or promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including without limitation, CERCLA, RCRA and other laws, statutes, ordinances, rules and regulations relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any material or substance, wherever located, and any rule, regulation or decision issued or promulgated in connection with such laws, statutes, ordinances, rules or regulations by any government, agency or other authority of or in the United States (whether local, state or federal) or of any foreign country or subdivision thereof, in each case as now or hereafter in effect.

         "EPA" means the United States Environmental Protection Agency, or any successor thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Borrower is a member and which is under common control within the meaning of the regulations under
Section 414 of the Code.

         "ERISA Liabilities" means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the Consolidated balance sheet of the Borrower and its Subsidiaries under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

         "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.

         "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, (i) the interest rate per annum shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank, Dollar deposits, which as of the date of this Agreement appears under the heading "USD", as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period or (ii) if such rate is not shown at such place, the rate per annum at which deposits in Dollars are offered by the principal office of Chase in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Chase's Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period.

         "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

         "Event of Default" has the meaning specified in Section 6.01.

         "Expiration Date" means, for any Letter of Credit, the later of (i) the Stated Expiry Date of such Letter of Credit, (ii) if any Extension Event referred to in clause (i) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which the Issuing Bank shall receive an opinion from its counsel to the effect that a final and nonappealable judgment or order has been rendered or issued either terminating the order, injunction or other process or decree restraining the Issuing Bank from paying under such Letter of Credit or permanently enjoining the Issuing Bank from paying under such Letter of Credit, and (iii) if any Extension Event referred to in clause (ii) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which the Issuing Bank shall receive an opinion from its counsel to the effect that the Issuing Bank has no further liability under such Letter of Credit. In the determination the Expiry

Date pursuant to clauses (ii) and (iii) above, the Issuing Bank agrees to use reasonable efforts to secure the opinion of its counsel in a timely fashion.

         "Extension Event" means, in respect of any Letter of Credit, that at any time either (i) the Issuing Bank shall have been served with or otherwise be subjected to a court order, injunction or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under such Letter of Credit and either (a) there has been a drawing under such Letter of Credit which the Issuing Bank would otherwise be obligated to pay or
(b) the Stated Expiry Date of such Letter of Credit has occurred but the right of the beneficiary or transferee to draw under such Letter of Credit has been extended past such date in connection with the pendency of the related court action or proceeding; or (ii) the beneficiary or transferee shall have made a demand, on or prior to the Stated Expiry Date of such Letter of Credit, to the effect that the Stated Expiry Date be extended or that the value of such Letter of Credit be held for the account of the beneficiary or transferee, in either case under circumstances in which the Issuing Bank may incur liability or loss if the Issuing Bank does not comply with such demand, and either (a) the Borrower shall have failed to authorize the Issuing Bank to so extend the Stated Expiry Date within three banking days after the Issuing Bank shall have notified the Borrower of such demand or (b) the Issuing Bank shall in its sole discretion decline to extend such Stated Expiry Date.

         "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

         "Financial Statements" means the balance sheets and other financial statements referred to in Section 4.01(e), copies of which have been delivered to the Agent and the Banks listed on the signature pages hereof.

         "GAAP" means (i) as to the Borrower and PetUSA, United States generally accepted accounting principles as in effect from time to time ("U.S. GAAP") and (ii) as to PSAL, Australian generally accepted accounting principles as in effect from time to time, in each instance applied on a basis consistent with the requirements of Section 1.03 where applicable.

         "Governmental Authority" means the country, state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercise valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Borrower, its Subsidiaries or any of their Properties or the Agent, any Bank or any Applicable Lending Office.

         "Governmental Requirements" means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

         "Hazardous Materials" means (i) any substance or material identified as a hazardous substance pursuant to CERCLA; (ii) any substance or material regulated as a hazardous or solid waste pursuant to RCRA; and (iii) any other material or substance regulated under any Environmental Protection Statute. "Hazardous Materials" shall include, without limitation, pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

         "Hedging Agreement" means any commodity (whether tangible or intangible), interest rate or currency swap, cap, floor, forward agreement or other exchange, price or currency rate or commodity protection agreements or any option with respect to any such transaction.

         "Hedging Obligations" means an aggregate amount not to exceed $2,500,000, which shall be allocated by the Borrower in accordance with Section
8.12 among those Banks which are party to a Hedging Agreement with the Borrower, and which shall be secured ratably with all other Obligations hereunder by the Collateral.

         "Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired by Borrower or any of its Subsidiaries in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

         "Hydrocarbons" means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

         "Indebtedness" means, for any Person, (a) all liabilities of such Person for borrowed money or the deferred purchase price of Property or services (other than accounts payable incurred in the ordinary course of business and not more than ninety (90) days past due), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(c) all Capitalized Lease Obligations of such Person, (d) all Restricted Preferred Interests issued by such Person or for which such Person is liable,
(e) all obligations (contingent or otherwise) of such Person to reimburse the issuer of any letter of credit for drawings that have been or might be made thereunder, (f) all liabilities of such Person in respect of unfunded vested benefits under any Plan, (g) all Indebtedness of others (1) which is secured by any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness (other than indebtedness secured by an operator's, vendor's, carrier's, warehouseman's, repairman's, mechanic's, workman's, materialman's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration development, operation and maintenance of Oil and Gas Properties or statutory landlord's liens, each of which is in respect of indebtedness that has not been outstanding more than 90 days or which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained in accordance with U.S. GAAP), or (2) the payment of which such Person has guaranteed or assumed or for the payment or purchase of which such Person has otherwise become directly or contingently liable, (h) the greater of the fair market value of any property of such Person sold in connection with, or the aggregate amount received by such Person in connection with, any production payment or similar transaction, (i) the maximum aggregate amount which would be payable by such Person pursuant to forward or prepaid sales of Hydrocarbons or other minerals (for which consideration has been paid to such Person) if all such sales were terminated, (j) all obligations of such Person incurred in connection with any assignment or other conveyance of any right to receive income that is not accounted for as a sale in accordance with GAAP, (k) all other obligations of such Person that constitute debt under GAAP, and (l) all obligations of such Person in connection with securities repurchase transactions.

         "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the vested benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

         "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or (subject to Section 2.02(g)) twelve months, in each case as the Borrower may, upon notice received by the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                 (i) Interest Periods for Advances comprising part of the same Borrowing shall commence on the same date and shall be of the same duration;

                 (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                 (iii) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

                 (iv) the Borrower may not select an Interest Period for any Advance which ends after any principal repayment installment date.

Notwithstanding the foregoing, the initial Interest Period hereunder shall be one (1) month and shall be subject to early termination by the Majority Banks, without charge to the Borrower for any costs or expenses relating to such early termination pursuant to Sections 2.02(c) or 8.04(b), upon four (4) Business Days prior written notice to the Borrower.

         "Investment" means, as applied to any Person, any direct or indirect
(i) purchase or other acquisition by such Person of any interest in stock, securities, partnership interests or other ownership interests of any other Person, (ii) loan, advance or other Indebtedness made by such Person to any other Person, (iii) guaranty, assumption or other incurrence of liability by such Person of or for any Indebtedness or other obligation of any other Person, or (iv) capital contribution or other investment by such Person in any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment.

         "Issuing Bank" means Chase and any successor issuing bank pursuant to
Section 7.06.

         "Letter of Credit" means each letter of credit issued by any Issuing Bank pursuant to Section 2.13, or by the Banks pursuant to Section 7.06 in the event there is no Issuing Bank.

         "Letter of Credit Liabilities" means the maximum aggregate amount of all undrawn portions of Letters of Credit (after giving effect to any step up provision or other mechanism for increases, if any) plus the aggregate amount of all drawings under Letters of Credit which are unpaid.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including, without limitation, any production payment, advance payment or similar arrangement with respect to minerals in place, any agreement to grant any Lien, any agreement to refrain from granting any Lien granted by or required to be granted by any Loan Document, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any filing or agreement to provide any financing statement or other Lien perfection document to secure an obligation, but excluding filings by lessors under any operating lease of office equipment, vehicles or other personal property so long as the obligations under such lease do not constitute Indebtedness), whether or not filed, recorded or otherwise perfected under applicable law.

         "Loan Documents" means this Agreement, the Notes, the Mortgages and each other agreement, instrument or document executed at any time in connection with this Agreement which is designated in writing by the Agent and the Borrower as a Loan Document.

         "Majority Banks" means at any time the Agent plus Banks holding at least 66-2/3% of the sum of the then aggregate unpaid principal amount of the Advances owing to Banks plus the then existing amount of Letter of Credit Liabilities, or, if no such principal amount and no Letter of Credit Liabilities are then outstanding, Banks having at least 66-2/3% of the total of all Commitments (provided, however, that, for purposes of this definition, neither the Borrower nor any Subsidiary of Borrower nor PSAL nor any Subsidiary of PSAL, if a Bank, shall be included in (i) the Banks holding Advances or Letter of Credit Liabilities or having any of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances, the amount of Letter of Credit Liabilities or the total of all Commitments). For purposes of this definition and Section 8.07, Letter of Credit Liabilities shall be considered held by the respective Banks in accordance with the respective amounts of their participations therein pursuant to Section 2.13, with the Issuing Bank holding the balance thereof after taking into account such participations or, in the event there is no Issuing Bank, in the actual amounts represented by each Bank's Letter of Credit issued pursuant to Section 7.06.

         "Maturity Date" means April 19, 2000.

         "Mortgages" means collectively the Mortgage, Security Agreement, Assignment of Security Interests and Liens, Assignment of Production and Financing Statements dated as of the date hereof, which create an Acceptable Security Interest in each of the Original Properties, executed by the Borrower and delivered to the Collateral Agent in connection herewith, together with all other security documents delivered by Borrower to the Collateral Agent covering Additional Properties, all as amended or modified from time to time.

         "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and more than one employer other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

         "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.

         "Notice of Borrowing" has the meaning specified in Section 2.02(a).

         "Notice of Hedging Obligations" has the meaning specified in Section 8.12.

         "Notice of Letter of Credit" has the meaning specified in Section 2.13(a).

         "Obligations" means all obligations (liquidated, contingent or otherwise) from time to time owed by the Borrower pursuant to, as a result of or in connection with any of the Loan Documents, including, without limitation, all principal of and interest on the Advances, all Letter of Credit Liabilities and all obligations to pay fees, costs, expenses, indemnities and other amounts under any Loan Document, and all Hedging Obligations allocated by the Borrower pursuant to Section 8.12.

         "Oil and Gas Properties" means all Hydrocarbon Interests; any Properties now or hereafter pooled or unitized with the Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plans, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

         "Original Properties" means all of the Hydrocarbon Interests described on Exhibit B and all Oil and Gas Properties relating thereto.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Exceptions" means (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which appropriate reserves have been maintained; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which appropriate reserves have been maintained in accordance with GAAP; (iii) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord's liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any of its Subsidiaries or materially impair the value of such Property subject thereto; (vi) deposits of cash in support of bids at auction for oil and gas leases offered by the Minerals Management Service or any other Governmental Authority, (vii) deposits of cash and securities (provided such consensual Liens are subordinated to the Indebtedness in form and substance satisfactory to the Agent) to secure the payment or performance of tenders, statutory or regulatory, obligations, surety and appeal bonds, bids, leases, governmental contracts and leases, performance and return of money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign land or waters) not exceeding $2,500,000 in the aggregate for all such deposits; (viii) Liens created by the Mortgages; and (ix) Liens existing on the date hereof on Property securing the Finova Leases (as defined in Section 5.02(d)).

         "Permitted Investments" means:

                 (i) investments in direct obligations of the United States or any agency thereof maturing not more than one year from date of issue;

                 (ii) investments in commercial paper, certificates of deposit and bankers acceptances, maturing not more than one year after the date of issue, issued by commercial banking institutions each of which is a member of the Federal Reserve System, has its short-term deposits rated A- or higher by Moody's or Standard & Poor's and has a combined capital and surplus and undivided profits of not less than $100,000,000;

                 (iii) investments in commercial paper, maturing not more than one year after the date of issue, issued by a corporation (other than an Affiliate of the Borrower) with a rating of P-1 by Moody's, or A-1 by Standard & Poor's;

                 (iv) Eurodollar deposits, maturing not more than one year after the date of issue, in banks, each of which has capital of not less than $100,000,000 and has its short-term deposits rated A- or higher by Moody's or Standard & Poor's;

                 (v) investments in mutual funds which hold only securities which if held directly would be Permitted Investments.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

         "Petroleum Engineer" means Ryder Scott Company or a certified petroleum engineer or other independent petroleum consultant selected by the Borrower and acceptable to Agent and Majority Banks in their sole discretion.

         "PetUSA" means Petsec (U.S.A.) Inc., a Nevada corporation.

         "Plan" means an employee benefit plan (other than a Multiemployer
Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

         "Preferred Interest" means, as applied to any Person, any capital stock, partnership interest or other ownership interest of such Person which is entitled to preference or priority over any other capital stock, partnership interest or other ownership interest of such Person in respect of either the payment of dividends or distributions or the distribution of assets upon liquidation.

         "Prime Commercial Lending Rate" means the per annum rate of interest from time to time announced by Chase in New York, New York as its prime commercial lending rate, the Prime Commercial Lending Rate to change when and as such prime commercial lending rate changes. The Prime Commercial Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Chase may make commercial loans or other loans at rates of interest at, above or below the Prime Commercial Lending Rate.

         "Property" or "asset" (in each case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "PSAL" means Petroleum Securities Australia Limited, an Australian corporation organized under Australian Company Number ACN 000 602 700.

         "Ratable Portion" means as to any Bank at any date the amount obtained by dividing (i) such Bank's Commitment at such date by (ii) the aggregate amount at such date of all Commitments of all of the Banks.

         "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended from time to time, set forth at 42 U.S.C. Sections 6901 et seq (1988), state and local analogs and all rules and regulations promulgated thereunder, in each case as now or hereafter in effect.

         "Redetermination Date" has the meaning specified in Section 2.14.

         "Register" has the meaning specified in Section 8.07(c).

         "Regulation D" means Regulation D of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Regulation G" means Regulation G of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

         "Reserve Report" means a report, in form and substance satisfactory to the Agent, setting forth, as of the last day of each fiscal year of the Borrower (the "Annual Reserve Report") and the last day of the sixth month following the end of each fiscal year of the Borrower (the "Semi-Annual Reserve Report") (or such other date in the event of an unscheduled redetermination):
(i) the oil and gas reserves attributable to the Borrower's Oil and Gas Properties subject thereto together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time and (ii) such other information as the Agent may reasonably request.

         "Restricted Preferred Interest" means any Preferred Interest which is subject to retirement, purchase, redemption, other acquisition or conversion (other than a conversion into common stock of the Borrower), in whole or in part, at the option of the holder thereof.

         "Revolving Credit Termination Date" means, unless sooner terminated pursuant to Section 2.04 or Section 6.01, April 19, 1998, as extended pursuant to Section 2.05.

         "SARA" means the Superfund Amendments and Reauthorization Act of 1986.

         "Scheduled Redetermination Date" has the meaning set forth in Section 2.14(a)(ii).

         "SEC" means the Securities and Exchange Commission or any successor Governmental Authority.

         "Semi-Annual Reserve Report" is defined in the definition of "Reserve Report".

         "Stated Expiry Date" means the original expiration date stated on the face of any Letter of Credit, or such other date, if any, to which the Issuing Bank extends the expiration of such Letter of Credit at the request of the Borrower.

         "Subordinated Debt" means the unsecured Indebtedness of the Borrower to PetUSA, provided that, (i) such Indebtedness shall be evidenced by a note in the form set forth on Exhibit J, (ii) the proceeds thereof shall be used only for capital expenditures of the Borrower or other general corporate purposes of the Borrower, (iii) no Subsidiary of the Borrower shall be liable therefor, and
(iv) such Indebtedness shall be subject to a Standstill Agreement between the holder thereof and the Agent in the form set forth on Exhibit J-1.

         "Subordinated Debt Documents" means all notes, subordination agreements and other documents evidencing, or executed in connection with, any Subordinated Debt, including the note and Standstill Agreement attached hereto as Exhibits J and J-1, respectively.

         "Subsidiary" means, for any Person, any corporation (including a business trust), partnership, joint stock company, trust, unincorporated association, joint venture or other entity of which more than 50% of the outstanding capital stock, partnership interests or other ownership interests having ordinary voting power to elect a majority of the board of directors of such corporation or, in the case of any other entity, a majority of the Persons performing similar functions (irrespective of whether or not at the time capital stock, partnership interests or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries, or by one or more other Subsidiaries of such Person.

         "Termination Event" means (i) a "reportable event", as such term is described in Section 4043 of ERISA and the regulations issued thereunder (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC and any "reportable event" the reporting of which to the PBGC has been waived by ERISA), or an event described in Section 4062(e) of ERISA, (ii) the distribution of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or
(iv) any other event or condition which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         "Title Opinions" has the meaning specified in Section 2.14(a)(iii).

         "Type" has the meaning specified in the definitions of Advance.

         Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding". The word "through" used herein means "to and including".

         Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the Financial Statements, except as set forth in the notes thereto or as otherwise disclosed in writing to the Banks.

         Section 1.04. Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.


                                   ARTICLE II
            AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

         Section 2.01.    The Advances.

         (a) Each Bank severally agrees, on the terms and conditions herein set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding an amount equal to (i) the lesser of (A) the amount set opposite such Bank's name on the signature pages hereof as its Commitment, or if such Bank has entered into any Assignment, set forth for such Bank as its Commitment in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 (such Bank's "Commitment") or (B) the Bank's Ratable Portion of the Borrowing Base as of the date of each Advance, minus
(ii) such Bank's Ratable Portion of the aggregate of all Letter of Credit Liabilities at such time.

         (b) Each Borrowing shall consist of Advances of the same Type made on the same day by the Banks ratably according to their respective Commitments. Each Borrowing shall be in an aggregate amount not less than $2,000,000 and in integral multiples of $1,000,000. Within the limits set forth in Section 2.01(a), the Borrower may from time to time borrow, prepay pursuant to Section
2.07 and Section 2.14(b), and reborrow under this Section 2.01.

         Section 2.02.    Making the Advances.

         (a) Borrowing Procedure. Each Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the Business Day prior to the date (which shall be a Business Day) of a proposed Borrowing comprised of Base Rate Advances and not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of a proposed Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Agent, which shall give to each Bank prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone or telecopier, confirmed promptly in writing if by telephone, in substantially the form of Exhibit C, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance. Each Bank shall, before 12:00 noon (New York City time) on the date of each Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Bank's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the general deposit account of the Borrower with the Agent.

         (b) Certain Limitations. Notwithstanding any other provision in this Agreement:

                 (i) at no time shall there be more than seven Interest Periods applicable to outstanding Eurodollar Rate Advances;

                 (ii) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $2,000,000;

                 (iii) if any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (A) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist and (B) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Banks then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Agent, Converts all Eurodollar

         Rate Advances of all Banks then outstanding into Base Rate Advances in accordance with Section 2.12;

                 (iv) if, with respect to any Eurodollar Rate Advances, the Majority Banks shall notify the Agent either (A) that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period as a result of changes in the London interbank eurodollar market occurring after the date of this Agreement, or (B) that after making all reasonable efforts, Dollar deposits for the relevant amounts and Interest Period for their respective Advances are not available to them in the London interbank market, the Agent shall forthwith so notify the Borrower and the Banks, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist;

                 (v) if the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances; and

                 (vi) if the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000, such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

         (c) Notice Irrevocable. Each Notice of Borrowing, each notice of an Interest Period and each notice of Conversion pursuant to Section 2.12 shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of (i) in the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, or any failure to borrow for any other reason, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date, (ii) following any Default by Borrower, the failure of any Conversion to Eurodollar Rate Advances to occur when specified in the relevant notice of Conversion, (iii) following any Default by Borrower the failure of any Interest Period to be applicable as specified in the relevant notice of Interest Period, (iv) any notice having been given by a Bank to the Agent as described in Section 2.02(b)(iii), except to the extent attributable to the gross negligence of any Bank, or (v) any notice having been given by the Majority Banks to the Agent as described in Section 2.02(b)(iv), except to the extent attributable to the gross negligence of any Bank.

         (d) Agent Reliance. Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's Ratable Portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such Ratable Portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement.

         (e) Obligations of Banks Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

         (f) Notes. The indebtedness of the Borrower to each Bank resulting from Advances owing to such Bank shall be evidenced by the Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit A hereto.

         (g) Twelve Month Interest Periods. The Borrower shall notify the Agent and the Banks at least six Business Days in advance of any Borrowing of or Conversion to Eurodollar Rate Advances with an Interest Period of twelve months. The Borrower will be entitled to select such twelve month Interest Period unless any Bank notifies the Agent (before 10:00 A.M. on the fourth Business Day preceding the date of the proposed Borrowing or Conversion) that deposits corresponding to such Bank's Eurodollar Rate Advance and the proposed Interest Period are not expected to be available to such Bank in the London interbank market on the first day of such Interest Period.

         Section 2.03.    Fees.  (a)   Commitment Fee.  The Borrower agrees to
pay to the Agent for the account of each Bank a commitment fee on the average daily unused amount of the lesser of (i) such Bank's Commitment or (ii) such Bank's Ratable Portion of the Borrowing Base, from the date hereof in the case of each Bank listed on the signature pages hereof and from the effective date specified in the Assignment pursuant to which it became a Bank in the case of each other Bank until the Termination Date, payable quarterly in arrears on the last Business Day of March, June, September and December hereafter, commencing June 30, 1996, and on the Revolving Credit

Termination Date, at a rate per annum equal at all times to the Applicable Margin for commitment fees as contemplated by clause (ii) of the definition of Applicable Margin.

         (b) Agent Fee. The Borrower agrees to pay to the Agent for its sole account such fees as may be agreed to in writing by it and the Agent.

         Section 2.04. Reduction of Commitments. The Borrower shall have the right at any time and from time to time, upon at least three Business Days' written notice to the Agent, to terminate in whole or permanently reduce ratably in part the aggregate Commitments of the Banks; provided that each partial reduction shall be in the minimum aggregate amount of $1,000,000 and in an integral multiple of $100,000; and provided further that the aggregate amount of the Commitments of the Banks shall not be reduced to an amount which is less than the sum of the then amount of the Letter of Credit Liabilities plus the aggregate principal amount of the Advances then outstanding.

         Section 2.05. Repayment of the Advances. The Borrower shall repay to the Banks all of the Advances in eight quarterly installments, the first of which shall be due and payable on the last Business Day (as such term is used in relation to Eurodollar Rate Advances) of the third calendar month following the Revolving Credit Termination Date, the next six of which shall be due and payable on the last Business Day (as that term is used in relation to Eurodollar Rate Advances) of the 6th, 9th, 12th, 15th, 18th and 21st calendar month following the Revolving Credit Termination Date, and the final one of which shall be due and payable on the last Business Day (as such term is used in relation to Eurodollar Rate Advances) of the 24th calendar month following the Revolving Credit Termination Date, with each installment being in the amount equal to one-eighth (1/8th) of the aggregate amount of all Advances outstanding as of the Revolving Credit Termination Date (which amount is an aggregate amount for all of the Banks and is to be allocated ratably among the Banks as contemplated by Section 2.08(a)). On or prior to the 90th day preceding the then current Revolving Credit Termination Date, the Borrower may request in writing to the Agent and the Banks that the Banks extend the Revolving Credit Termination Date for a period of one year; provided however, that any such extension shall require the consent of all the Banks, which consent may be withheld by each Bank in its sole discretion, and provided further that if any Bank has not responded to such request in writing within 30 days after receipt of the written request of the Borrower by the Agent, such failure shall be deemed a denial of such request.

         Section 2.06. Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (a) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full; provided that any amount of principal (other than principal of any Eurodollar Rate Advance) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of 2% per annum plus the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances in effect from time to time.

         (b) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period; provided that any amount of principal of any Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (x) the sum of 2% per annum plus the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances in effect from time to time and (y) the sum of 2% per annum plus the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due.

         Section 2.07. Prepayments. The Borrower shall have no optional right to prepay any principal amount of any Advance other than as provided in this Section 2.07. The Borrower may, upon at least three Business Days' prior written notice to the Agent in the case of a prepayment of a Eurodollar Rate Advance and one (1) Business Days' prior written notice to the Agent in the case of a prepayment of a Base Rate Advance, in each case stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of a Borrowing comprised of Base Rate Advances (as opposed to any payment in full) shall be in an aggregate principal amount not less than $2,000,000 and an integral multiple of $1,000,000, and after giving effect thereto such Borrowing shall not have an outstanding principal amount less than $2,000,000, (y) each partial prepayment of a Borrowing comprised of Eurodollar Rate Advances (as opposed to any payment in full) shall be in an aggregate principal amount not less than $2,000,000 and an integral multiple of $1,000,000, and after giving effect thereto such Borrowing shall not have an outstanding principal amount less than $2,000,000; and (z) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b). Each voluntary prepayment of principal following the Revolving Credit Termination Date shall reduce each subsequent installment of principal due under Section 2.05 by an amount equal to the principal amount of such voluntary prepayment divided by the number of regular quarterly payments remaining due on the Notes under Section 2.05. Notwithstanding the foregoing, any prepayment of principal following the Revolving Credit Termination Date resulting from a Borrowing Base Deficiency shall be applied to installments of principal in inverse order of their maturity.

         Section 2.08.    Payments and Computations.

         (a) Procedure for Payments by Borrower. Except for payments to be made to the Issuing Bank as contemplated by Section 2.13, the Borrower shall make each payment hereunder and under the Notes not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at its address referred to in Section 8.02 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, commissions on Letters of Credit as contemplated by
Section 2.13(b) or commitment fees ratably to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and recording of the information contained therein in the Register pursuant to
Section 8.07(d), from and after the effective date specified in such Assignment, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. All payments shall be applied first to the payment of Base Rate Advances and second to Eurodollar Rate Advances.

         (b) Computation of Interest and Fees. All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (ii) of the definition thereof) and of commitment fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clause (ii) of the definition thereof, the Base Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. The Agent shall promptly notify the Borrower and each Bank of each determination by it of the Eurodollar Rate applicable to any Advance.

         (c) Payment on Non-Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (d) Agent Reliance. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

         (e) Past Due Amounts. All interest, fees and other amounts due hereunder (other than principal) that are not paid when due shall bear interest, from the date on which such amount is due until such amount is paid in full, at a rate per annum equal at all times to the sum of 2% per annum plus the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances in effect from time to time.

         Section 2.09.    Increased Costs and Capital Requirements.

         (a) Change of Law. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), promptly pay to such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error; provided that no Bank may charge the Borrower for any such increased costs incurred by such Bank for more than 180 days prior to the date such demand is delivered to the Borrower by such Bank.

         (b) Capital Adequacy. If any Bank determines that either (i) the introduction of or any change in the interpretation of any law or regulation or
(ii) compliance by such Bank with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend hereunder and other commitments of this type or the existence of any Letter of Credit (or similar contingent obligations), then, upon demand by such Bank (with a copy of such demand to the Agent), the Borrower shall promptly pay to such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank or such corporation in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to lend hereunder or the existence of any Letter of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error; provided that no Bank may charge the Borrower for any such increased amounts incurred by such Bank for more than 180 days prior to the date such demand is delivered to the Borrower by such Bank.

         (c) Reserves. In the event that any Bank shall determine (which determination shall, absent manifest error, be conclusive and binding for all purposes) at any time that by reason of Regulation D or other law or regulation such Bank is required to maintain reserves in respect of eurocurrency loans or liabilities during any period that it has a Eurodollar Rate Advance outstanding, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), promptly pay to such Bank additional amounts sufficient to compensate such Bank for the cost of maintaining such reserves. A certificate as to such amounts submitted to the Borrower and the Agent by such Bank shall be conclusive and binding for all purposes, absent manifest error; provided that no Bank may charge the Borrower for any such increased costs incurred by such Bank for more than 180 days prior to the date such demand is delivered to the Borrower by such Bank.

         Section 2.10.    Taxes.

         (a) No Deduction for Certain Taxes. Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.08, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Bank or the Agent (as the case may
be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery, filing, recording or registration of, or otherwise with respect to, this Agreement, the Mortgages, the Notes or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) Indemnification. The Borrower will indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments under any indemnification provided for in this Section 2.10(c) shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor and provides reasonable evidence of any Taxes, Other Taxes or other amounts paid. Each Bank shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such election or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

         (d) Evidence of Tax Payments. As soon as available following the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof (and the Agent will forward a copy of such receipt to any Bank referenced in the receipt).

         (e) Foreign Bank Withholding Exemption. Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of the initial Borrowing in the case of each such Bank listed on the signature pages hereof and on the date of the Assignment pursuant to which it becomes a Bank in the case of each other foreign Bank, and from time to time thereafter if requested by the Borrower or the Agent, shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying as to such Bank's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder and under the Notes or other documents satisfactory to the Borrower and the Agent indicating that all payments to be made to such Bank hereunder and under the Notes are subject to such taxes at a rate reduced by an applicable tax treaty. Unless the Borrower and the Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder and under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States. Should any Bank ever receive any refund, credit or deduction from any taxing authority to which such Bank would not be entitled but for the payment by the Borrower or Agent of Taxes withheld pursuant to this Section 2.10(e) (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Bank, in its sole discretion), such Bank thereupon shall repay to the Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in Taxes actually obtained by such Bank, and determined by such Bank to be attributable to such refund, credit or deduction. Notwithstanding the foregoing, should any payments hereunder and under the Notes to any Bank be subject to United States withholding tax, or is subject to any double taxation due to the lack of an applicable tax treaty, resulting in increased costs to the Borrower for Taxes or Other Taxes, the Borrower may require that such Bank assign the entirety of its Commitment, the Advances owing to it and the Notes held by it, and such Bank's percentage of the interest in the Letter of Credit Liabilities, to an Eligible Assignee to be identified by the Borrower at its sole cost and expense.

         (f) Survival of Obligations. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.10 shall survive the termination of the Commitments and this Agreement and the payment in full of principal and interest hereunder and under the Notes.

         Section 2.11.    Sharing of Payments, Etc.

         (a) If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, realization on any Collateral or otherwise) on account of the principal of or interest on the Advances owed to it in excess of its ratable share of payments on account of the principal of or interest on the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances owed to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and each such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (i) the amount of the participation purchased from such Bank as a result of such excess payment to
(ii) the total amount of such excess payment) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.

         (b) The Borrower agrees that any Bank purchasing a participation from another Bank pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights hereunder (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 2.12. Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent no later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.02, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as provided in Section 2.02(b)(iii), and (ii) Advances comprising a Borrowing may not be Converted into Eurodollar Rate Advances if the outstanding principal amount of such Borrowing is less than $2,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

         Section 2.13.    Letters of Credit.

         (a) The Issuing Bank agrees, on the terms and conditions herein set forth, to issue Letters of Credit for the account of the Borrower from time to time on any Business Day during the period from the date hereof until one month before the Revolving Credit Termination Date; provided, however, that (i) at no time shall the Letter of Credit Liabilities exceed $15,000,000, (ii) at no time shall the sum of the Letter of Credit Liabilities plus the aggregate unpaid principal amount of all Advances exceed the lesser of (A) the aggregate amount of the Commitments at such time or (B) the Borrowing Base at such time,
(iii) no Letter of Credit shall have a Stated Expiry Date later than the earlier of one year from the date of its issuance or the Revolving Credit Termination Date, and (iv) the Issuing Bank shall not be obligated to issue any Letter of Credit if it reasonably believes that the prospect of payment from any Bank pursuant to Section 2.13(f) as to such Letter of Credit may be impaired. Each Letter of Credit shall be issued on notice given by the Borrower to the Issuing Bank and the Agent (which shall give to each Bank prompt notice thereof) not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the issuance of the proposed Letter of Credit. Each such notice of a Letter of Credit (a "Notice of Letter of Credit") shall be by telecopier or telex, in substantially the form of Exhibit I, specifying therein the requested (i) date of issuance of such Letter of Credit (which shall be a Business Day), (ii) amount of such Letter of Credit (which must be in Dollars), (iii) expiration date of such Letter of Credit, and
(iv) purpose of such Letter of Credit (which shall not be to secure Indebtedness). Additionally, if requested by the Issuing Bank, the Borrower shall execute and deliver to the Issuing Bank, an application for letter of credit on the Issuing Bank's standard form.

         (b) With respect to each Letter of Credit, the Borrower agrees to pay (i) to the Issuing Bank for its own account, in advance on the date each Letter of Credit is issued, an issuance fee equal to the greater of $500 or
 .10% per annum of the maximum face amount of such Letter of Credit, for the life of each Letter of Credit, and (ii) to the Agent, a commission, computed (on the basis of a year of 360 days for the actual number of days elapsed) at a rate per annum equal to the Applicable Margin for Letter of Credit Fees in effect from time to time as contemplated by clause (iii) of the definition of Applicable Margin, on the maximum face amount of such Letter of Credit from the date of issuance of such Letter of Credit until the Expiration Date for such Letter of Credit payable quarterly in arrears on the last Business Day of each month and on such Expiration Date (which commission shall be shared ratably by all Banks (including the Issuing Bank) based on their respective Ratable Portions).

         (c) The Borrower will immediately and unconditionally pay to the Issuing Bank upon demand the amount of each payment made under any Letter of Credit. If the Borrower shall fail to pay to the Issuing Bank the amount of any such payment immediately upon demand in accordance with the terms of this Agreement, such payment shall immediately constitute, without necessity of further act or evidence, a loan (a "Demand Loan") made by the Issuing Bank to the Borrower on the date of such payment in a principal amount equal to such payment and repayable upon demand, together with interest on the principal amount of such Demand Loan remaining unpaid from time to time, payable on demand and computed from the date such Demand Loan is made as specified above to the date of repayment in full thereof, at a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances in effect from time to time plus 2% per annum.

         (d) The obligations of the Borrower under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

                 (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

                 (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any other transaction;

                 (iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or document that does not comply with the terms of such Letter of Credit; or

                 (vi) any exchange, release or non-perfection of any collateral for, or any release or amendment or waiver of or consent to departure from any guarantee of, all or any of the obligations of the Borrower in respect of any Letter of Credit.

         However, this Section 2.13(d) shall not limit any right of the Borrower to make a claim against the Issuing Bank to the extent provided in
Section 2.13(e).

         (e) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of such Letter of Credit. Neither the Issuing Bank nor any branch, affiliate or correspondent bank of the Issuing Bank nor any of their respective employees, agents, officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of the relevant Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         (f) Upon the date of the issuance of a Letter of Credit, the Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from the Issuing Bank a ratable participation in the related Letter of Credit Liabilities and all related Demand Loans equal to such Bank's Ratable Portion at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Bank shall promptly notify each such participant Bank by telex or telecopy of each Letter of Credit issued or increased, the amount of such Bank's participation in such Letter of Credit and each payment thereunder.
Upon the making of any payment under any Letter of Credit, each Bank (other than the Issuing Bank) shall pay for the purchase of its participation therein by immediate payment to the Issuing Bank of same day funds in the amount of its participation in such payment.

         Section 2.14.    Borrowing Base.

         (a) Determination of Borrowing Base. During the period from and after the date hereof until October 31, 1996, unless redetermined pursuant to
Section 2.14(a)(ii) or adjusted pursuant to Section 5.01(i), the amount of the Borrowing Base shall be $62,500,000. The Borrowing Base shall be redetermined from time to time by the Agent with the concurrence of the Majority Banks in accordance with this Section 2.14. Upon any redetermination of the Borrowing Base, such redetermination shall remain in effect until the next successive Redetermination Date. "Redetermination Date" shall mean the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.14(a)(i) both for scheduled redeterminations and unscheduled redeterminations. So long as any of the Commitments are in effect or any Obligations are outstanding hereunder, this facility shall be governed by the then effective Borrowing Base.

                 (i) Upon receipt of the reports required by Section 5.01(h) and such other reports, data and supplemental information as may from time to time be reasonably requested by the Agent (the "Engineering Reports"), the Agent will redetermine the Borrowing Base. Such redetermination will be in accordance with the Agent's normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. The Agent may make adjustments to the rates, volumes and prices and other assumptions set forth therein in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. The Agent shall propose to the Banks a new Borrowing Base within 30 days following receipt by the Agent and the Banks of the Engineering Reports in a timely and complete manner. After having received notice of such proposal by the Agent, the Majority Banks shall have 15 days to agree or disagree with such proposal. If at the end of the 15 days, the Majority Banks have not communicated their disapproval such silence shall be deemed to be an approval and the Agent's proposal shall be the new Borrowing Base. If however, the Majority Banks notify Agent within 15 days of their disapproval, the Majority Banks shall, within a reasonable period of time, agree on a new Borrowing Base. The Agent shall promptly notify the Borrower and Banks in writing of the new Borrowing Base by delivering to the Borrower and the Banks written notice thereof in the form of Exhibit K hereto. Any redetermination of the Borrowing Base shall not be in effect until written notice is received by the Borrower.

                 (ii) So long as any of the Commitments are in effect and until payments in full of all Obligations hereunder, on or around the last Business Day of each April and October, commencing October 31, 1996 (each being a "Scheduled Redetermination Date"), the Banks shall redetermine the amount of the Borrowing Base in accordance with
         Section 2.14(a)(i). In addition, the Majority Banks may initiate one unscheduled redetermination of the Borrowing Base between consecutive Scheduled Redetermination Dates by specifying in writing to the Borrower the date on which the Borrower is to furnish the Engineering Reports in accordance with Section 5.01(h) and the date on which such redetermination is to occur. The Borrower may also request one unscheduled redetermination between consecutive Scheduled Redetermination Dates by providing a written request to the Agent together with new Engineering Reports.

                 (iii) The Borrower may include additional Oil and Gas Properties of the Borrower acquired from time to time as Collateral for the Obligations, which may then be included in the calculation of the Borrowing Base by Borrower (A) giving written notice to the Agent of such Properties to be included, (B) subjecting such Properties to an Acceptable Security Interest (pursuant to security instruments satisfactory to the Agent), (C) including such Properties in a Reserve Report prepared by a Petroleum Engineer and submitted to Agent together with the certificate required under Section 5.01(h)(iii) and
         (D) delivering to the Agent title opinions addressed to the Agent for the benefit of the Banks covering all of such Properties and other legal opinions in form, scope and substance acceptable to the Agent opining favorably as to, among such other matters as may be required by the Agent, (1) the Borrower's ownership of such Properties, (2) the existence of an Acceptable Security Interest on such Properties, and
         (3) matters of the type covered by the opinion attached hereto as Exhibit K ("Title Opinions") and the opinion attached hereto as Exhibit E.

         (b) Borrowing Base Deficiency. If, following the determination of a new Borrowing Base in accordance with Section 2.14(a), there exists a Borrowing Base Deficiency, the Borrower shall, within 90 days of the first date on which such Borrowing Base Deficiency existed:

                 (i) make, in addition to any regularly scheduled principal payments, mandatory prepayments of principal on the Notes in an aggregate principal amount that equals or exceeds the amount of such Borrowing Base Deficiency, together with accrued interest on each such prepayment to the date of prepayment; and/or

                 (ii) include as additional Collateral for the Obligations, Additional Properties of the Borrower complying with all the requirements of Section 2.14(a)(iii), satisfactory to the Agent and the Majority Banks, having a loan value (determined by the Agent and the Majority Banks in their sole discretion in accordance with Section 2.14(a)(i) above) in an amount such that the sum of such loan value amount plus the aggregate principal amounts of prepayments made pursuant to Section 2.14(b)(i) in respect of such Borrowing Base Deficiency equals or exceeds the amount of such Borrowing Base Deficiency.


                                  ARTICLE III
                                   CONDITIONS

         Section 3.01. Condition Precedent to Initial Credit. The obligation of the Issuing Bank to issue the initial Letter of Credit and of each Bank to make the initial Advance is subject to the condition precedent that the Agent shall have received on or before the day of the initial Letter of Credit or the initial Borrowing (whichever first occurs) the following, each dated on or before such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

         (a) The Notes payable to the order of the respective Banks, duly executed by the Borrower.

         (b) Mortgages duly executed by the Borrower, together with accompanying financing statements, each of which shall have been properly filed and recorded in the appropriate offices to establish, which perfect a first and prior Lien and security interest in favor of the Collateral Agent in each of the Original Properties subject only to Permitted Exceptions and the liens and security interests identified in Schedule VI hereto in favor of Bank One, Texas, N.A. (the "Bank One Liens"), which Bank One Liens shall each be released of record on or before the date referred to in the first sentence of, and as contemplated by, Section 8.13; and "letters in lieu" addressed to each purchaser of Hydrocarbons produced from the Original Properties instructing such purchasers to make payment for such Hydrocarbons direct to Agent upon receipt of written notice from Agent.

         (c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, the Notes, the Mortgages and the other Loan Documents to be executed by the Borrower and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Loan Documents to be executed by the Borrower; (ii) that attached thereto are true and complete copies of the articles of incorporation and by-laws of the Borrower as in effect on such date; and (iii) the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes and the other Loan Documents to be executed by the Borrower.

         (d) Certificates from the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower.

         (e) A certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying the insurance specified on Schedule II attached hereto, naming the Agent, the Collateral Agent and each of the Banks as an additional insured.

         (f) One or more Phase I environmental surveys satisfactory to the Agent and the Banks in their reasonable discretion, evidencing that the Original Properties are not in violation of any Environmental Protection Statute.

         (g) Title Opinions of Gordon, Arata, McCollam & Duplantis, L.L.P., counsel to the Borrower, in form and content satisfactory to the Agent and the Banks, covering each of the Original Properties evidencing that Borrower owns good and indefeasible title in and to each of the Original Properties, that the Mortgages and related financing statements covering such Properties have been duly filed in all necessary offices in order to provide constructive notice to third parties of the existence of such Mortgages and financing statements, and that, upon the filing of duly executed and acknowledged releases of the Bank One Liens, in the form attached to each opinion, the Mortgages and financing statements shall constitute a first and prior Lien and security interest in and to the Original Properties covered thereby.

         (h) Each of the parties thereto shall have executed the Subordinated Debt Documents.

         (i) An opinion of Gordon, Arata, McCollam & Duplantis, L.L.P., counsel to the Borrower, substantially in the form of Exhibit E and as to such other matters as the Agent may reasonably request.

         (j) An opinion of Bracewell & Patterson, L.L.P., special counsel to the Agent, substantially in the form of Exhibit F.

         (k) Engineering Reports, including Reserve Reports prepared by a Petroleum Engineer, satisfactory to the Banks covering all of the Original Properties.

         Section 3.2. Conditions Precedent to Each Advance. The obligation of each Bank to make an Advance (including, without limitation, the initial Advance) shall be subject to the further conditions precedent that on the date of such Advance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing regarding the Borrowing of which such Advance is a part and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

     (i) the representations and warranties contained in Section 4.01 and the representations and warranties contained in the Mortgages are correct on and as of the date of such Advance, before and after giving effect to such Advance and the Borrowing of which such Advance is a part and to the application of the proceeds therefrom, as though made on and as of such date;

     (ii) no event has occurred and is continuing, or would result from such Advance or the Borrowing of which such Advance is a part or from the application of the proceeds therefrom, which constitutes, a Default or an Event of Default; and

   (iii)         following such Advance there shall not exist a Borrowing Base
                 Deficiency;

and (b) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

         Section 3.03. Conditions Precedent to Each Letter of Credit. The obligation of the Issuing Bank to issue each Letter of Credit shall be subject to the further conditions precedent that on the date of such Letter of Credit
(a) the following statements shall be true (and each of the giving of the applicable Notice of Letter of Credit and the acceptance by the Borrower of the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of issuance of such Letter of Credit such statements are true):

         (i) the representations and warranties contained in Section 4.01 and the representations and warranties contained in the Mortgages are correct on and as of the date of issuance of such Letter of Credit, before and after giving effect to such issuance, as though made on and as of such date;

         (ii) no event has occurred and is continuing, or would result from such Letter of Credit, which constitutes a Default or an Event of Default; and

         (iii) following the issuance of such Letter of Credit, there shall not exist a Borrowing Base Deficiency;

and (b) the Agent shall have received such other approvals, opinions or documents as any Bank through the Agent may reasonably request.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

         (a) Existence, etc. The Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation and each has all requisite power and authority to own its Properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in every jurisdiction where the failure to maintain such qualification could reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents or to conduct its business.

         (b) Power. The execution, delivery and performance by the Borrower of each Loan Document and the consummation of the transactions contemplated hereby (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene
(A) the articles of incorporation or by-laws of the Borrower, (B) any applicable rule, regulation, order, writ, injunction or decree, or (C) law or any agreement binding on or affecting the Borrower, and (iv) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing hereunder, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's corporate powers, will have been duly authorized by all necessary corporate action, will not contravene (i) the articles of incorporation or by-laws of the Borrower, (ii) any applicable rule, regulation, order, writ, injunction or decree, or (iii) law or any agreement binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         (c) Authorization and Approvals. No authorization, approval, consent, license or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Loan Documents, or for the consummation of the transactions contemplated thereby, other than the approval of the Louisiana State Mineral Board to the Mortgages covering Collateral located on lands owned or under the jurisdiction of the State of Louisiana. At the time of each Borrowing hereunder, no authorization, approval, consent, license or other action by, and no notice to or filing with, any governmental authority or regulatory body will be required for such Borrowing or the use of the proceeds of such Borrowing. All authorizations, licenses, consents, filings, approvals and certificates which are necessary (i) to enable the Borrower and each Subsidiary of Borrower to carry on any material aspect of the business in which it is engaged, the lack of which could reasonably be expected to subject the Borrower or any Subsidiary of Borrower to any liability or disability which is material to the business, financial condition, assets, prospects or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) to enable the Borrower to perform its obligations under the Loan Documents have been obtained or made and are in full force and effect, and there has been no material default by the Borrower under any of the terms thereof applicable to it.

         (d) Enforceable Obligations. This Agreement, the Notes and the Mortgages have been duly executed and delivered by the Borrower and constitute, and each other Loan Document, when executed and delivered by the Borrower in accordance with this Agreement, will constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

         (e)     Financial Statements.

                 (i) The Consolidated and consolidating balance sheets of PSAL, each as at June 30, 1995, and the corresponding Consolidated and consolidating statements of earnings, stockholders equity and cashflows of PSAL for the eighteen month period of January 1, 1991 to June 30, 1992 and each of the three fiscal years ending June 30, 1993, 1994 and 1995, copies of which have been delivered to each Bank listed on the signature pages hereof, have been audited by KPMG Peat Marwick, and present fairly the financial position of PSAL as at such date and the combined results of the operations and cashflows of PSAL and its Subsidiaries for each of such periods and fiscal years. The Consolidated balance sheet of the Borrower and the consolidating balance sheet of PetUSA, each as at June 30, 1995, and the corresponding Consolidated and consolidating statements of earnings, stockholders' equity and cash flows of each of the Borrower and PetUSA for each of the three fiscal years ending June 30, 1993, 1994 and 1995, copies of which have been delivered to each Bank listed on the signature pages hereof, have been audited by KPMG Peat Marwick, and present fairly the financial position of the Borrower and PetUSA as at such date and the combined results of the operations and cash flows of the Borrower and PetUSA and their respective Subsidiaries, for each of the three fiscal years ending June 30, 1993, 1994 and 1995.

                 (ii) The Consolidated balance sheet of the Borrower, the consolidating balance sheet of PetUSA, and the Consolidated and consolidating balance sheets of PSAL, each as at December 31, 1995, and the corresponding Consolidated and consolidating statements of earnings, stockholders equity and cash flows of each of the Borrower, PetUSA and PSAL, duly certified by a financial officer of each, copies of which have been delivered to each Bank listed on the signature pages hereof, fairly present, subject to year-end audit adjustments, the financial condition of the Borrower, PetUSA and PSAL as at such date and the combined results of the operations of and cash flows of the Borrower, PetUSA and PSAL for the six (6) months ended on such date.

                 (iii) Since June 30, 1995, there has been no material adverse change in the business, financial condition, assets, prospects or results of operations of the Borrower or any of its Subsidiaries.

                 (iv) Since the date of this Agreement (after giving effect to the incurrence by the Borrower of all of the Advances as of such date), there has been no material adverse change in (A) the business, financial condition, assets, prospects or results of operations of the

         Borrower, or (B) the ability of the Borrower to perform its obligations under the Loan Documents.

         (f) Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, any of its Subsidiaries or any of its or their respective rights or Properties before any court or by or before any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations or prospects of the Borrower or to impair materially the Borrower's ability to perform its obligations under the Loan Documents or which in any manner draws into question the validity of any Loan Document. Neither the Borrower nor, to the best knowledge of the Borrower, any of its Subsidiaries is in default in any material respect with respect to any applicable order, writ, injunction or decree of any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default could reasonably be expected to have a material adverse effect on the business, financial condition, assets, results of operations or prospects of the Borrower or to impair materially the Borrower's ability to perform its obligations under the Loan Documents or which in any manner draws into question the validity of any Loan Document.

         (g) ERISA Compliance. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan, except where the Borrower and its Subsidiaries could not reasonably be expected to have or incur any fine, penalty or other liability (including, without limitation, liability to the PBGC, in excess of $1,000,000 in the aggregate). No employee of the Borrower or any Subsidiary is covered by any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has received any notification that any Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and the Borrower is not aware of any reason to expect that any Plan is to be in reorganization or to be terminated within the meaning of Title IV of ERISA, except where the Borrower and its Subsidiaries could not reasonably be expected to have or incur any fine, penalty or other liability (including, without limitation, liability to the PBGC, in excess of $1,000,000 in the aggregate).

         (h) Tax Returns Filed. The Borrower and its Subsidiaries have filed all United States Federal, state and local income tax returns and all other material domestic tax returns which are required to be filed by them and have paid, or provided for the payment before the same became delinquent of, all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, other than those taxes contested in good faith by appropriate proceedings, except where the failure to file such tax returns or to pay such taxes could not reasonably be expected to have a material adverse effect on the Borrower's business, financial condition, assets, prospects or results of operations. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are, in the opinion of the Borrower, adequate. The Borrower and its Subsidiaries have set up such reserves as are required by GAAP for the payment of additional taxes.

         (i) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (j) Public Utility Holding Company Act. The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", as such terms are used in the Public Utility Holding Company Act of 1935, as amended, any rule or regulation promulgated thereunder or any order or interpretation of the Securities and Exchange Commission or its staff issued pursuant thereto.

         (k) Regulation U. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) or margin stock (within the meaning of Regulation G). Following the application of the proceeds of each Advance, not more than 25% of the value of the assets of the Borrower will consist of assets which are margin stock (within the meaning of Regulation U) or margin stock (within the meaning of Regulation G) and not more than 25% of the value of the assets of the Borrower and its Subsidiaries will consist of assets which are margin stock (within the meaning of Regulation U) or margin stock (within the meaning of Regulation G). No proceeds of any Advance have been or will be used in any manner that is not permitted by
Section 5.02(q).

         (l) Other Defaults. Neither the Borrower nor any Subsidiary of Borrower is in default under or with respect to, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice or both, would constitute a default under or with respect to, any contract, agreement, lease or other instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a material adverse effect on the business, financial condition, assets, results of operations or reasonably foreseeable prospects of the Borrower, and no Default or Event of Default exists.

         (m) Environmental Matters. The Borrower and each of the Subsidiaries have been and are in compliance in all respects with all applicable Environmental Protection Statutes, except to the extent that failure to comply with such Environmental Protection Statutes could not reasonably be expected to have a material adverse effect on the business, financial condition, assets, results of operations or reasonably foreseeable prospects of the Borrower. There is (1) no presently outstanding allegation by government officials or other third parties that the Borrower or any of the Subsidiaries or any of their respective Properties is now or at any time prior to the date hereof was in violation of any applicable Environmental Protection Statute, (2) no administrative or judicial proceeding presently pending against the Borrower or any of the Subsidiaries or against any of their respective Properties pursuant to such Environmental Protection Statute, and (3) no claim presently outstanding against the Borrower or any of the Subsidiaries or against any of their respective Properties, businesses or operations which was asserted pursuant to any applicable Environmental Protection Statute that, in the case of all matters described in clauses (1), (2) or (3) above in the aggregate could reasonably be expected to have a material adverse effect on the Borrower's business, financial condition, assets, reasonably foreseeable prospects or results of operations. There are no facts or conditions or circumstances known to the Borrower that the Borrower reasonably believes could form the basis for any action, lawsuit, claim or proceeding (regulatory or otherwise) involving the Borrower or any of the Subsidiaries or their respective past or present Properties, businesses or operations relating to the Environment or environmental matters, including without limitation any action, lawsuit, claim or proceeding arising from past or present practices or operations asserted under any Environmental Protection Statute, that in the aggregate could reasonably be expected to have a material adverse effect on the Borrower's business, financial condition, assets, prospects or results of operations.

         (n) Title. Other than Permitted Exceptions, the Borrower and its Subsidiaries have good and indefeasible title to their respective properties and to all properties reflected by the balance sheet referred to in Section 4.01(e)(i) as being owned by the Borrower or its Subsidiaries. There exists an Acceptable Security Interest in all of the Oil and Gas Properties set forth in the most current Reserve Report. After giving full effect to all Permitted Exceptions, the Borrower owns the net interests in production attributable to the lands and leases reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report. All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof. All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting and are in full force and effect.

         (o) Restrictions. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any other restriction which could reasonably be expected to materially impair the operation of their respective businesses.

         (p) Accuracy of Statements. No statement, information, exhibit, representation, warranty or report contained in any Loan Document or furnished to the Agent or any Bank in connection with or pursuant to any Loan Document or the preparation or negotiation of any Loan Document contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading when taken as a whole. There is no fact which the Borrower has not disclosed to the Agent and the Banks in writing and of which any of its officers or directors are aware which could reasonably be expected to have a material adverse effect on the Borrower or any of its Subsidiaries.

         (q) Governmental Requirements. Neither the Borrower nor any Subsidiary of the Borrower (i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective businesses, except such violations and failures which could not reasonably be expected to have in the aggregate (in the event that such violation or failure were asserted by any Person through appropriate action) a material adverse effect on the business, financial condition, assets, reasonably foreseeable prospects or results of operations of the Borrower.

         (r) Operations. The Borrower and its Subsidiaries are in possession of, and operating in compliance in all material respects with, all franchises, grants, authorizations, approvals, leases, licenses, permits, easements, rights- of-way, consents, certificates and orders required to own, lease, operate or use its respective Properties and to operate its business as now conducted and proposed to be conducted.

         (s) Fiscal Periods. The fiscal year of each of the Borrower, PetUSA and PSAL is the twelve month period ending on June 30 of each year, and the fiscal quarters of each of the Borrower, PetUSA and PSAL are each of the three month periods ending on September 30, December 31, March 31 and June 30 of each year.

         (t)     Subsidiaries and Partnerships.  Except as set forth on
Schedule III, the Borrower has no Subsidiaries and has no interest in any partnerships.

         (u) Location of Business and Offices. The Borrower's principle place of business and chief executive offices are located at the address set forth in Section 8.02. The principle place of business and chief executive office of each Subsidiary of Borrower is located at the addresses stated on
Schedule 8.02.

         (v) Insurance. Schedule II attached hereto contains an accurate and complete description of all material policies of fire, liability, workmens' compensation and other forms of insurance owned or held by the Borrower and each of its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policies. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any of its Subsidiaries is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or similar business for the assets and operations of the Borrower and each of its Subsidiaries; will remain in force and effect through the respect dates set forth in Schedule II without the payment of additional premiums; and will not in any way be effected by or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule II identifies all material risks, if any, which the Borrower and its Subsidiaries and their respective Board of Directors or officers have designated as being self- insured. Neither the Borrower nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which has applied for any insurance or with which it has carried insurance during the last three years.

         (w) Hedging Agreements. As of the date hereof, Schedule IV sets forth, and as of the effective date of the most recent report pursuant to
Section 5.01(e)(vii), each such report sets forth, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplies), and the counterparty to each such agreement.

         (x)     Gas Imbalances.  As of the date hereof, except as set forth on
Schedule V, and as of the "as of" date of each Reserve Report delivered hereunder, except as set forth in the certificate delivered with such Reserve Report pursuant to Section 5.01(i)(iii), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Collateral which would require the Borrower to deliver Hydrocarbons produced from the Collateral at some future time without then or thereafter receiving full payment therefor.

         (y) Parent Liabilities. The Borrower has not guaranteed, nor is subject to liability for, any obligation of PetUSA or PSAL. The Borrower and PetUSA file consolidated U.S. tax returns.

                                   ARTICLE V
                           COVENANTS OF THE BORROWER

         Section 5.01. Affirmative Covenants. So long as any amount payable by the Borrower hereunder or under any Note shall remain unpaid or any Bank shall have any obligation to lend hereunder, and until all of the Commitments and all of the Letters of Credit are terminated, the Borrower will, unless the Majority Banks shall otherwise consent in writing:

         (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders; provided, however, that this Section 5.01(a) shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate proceedings, if appropriate reserves (to the extent required by GAAP) in conformity with GAAP have been provided.

         (b) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified to do business in each jurisdiction in which qualification is required under applicable law in view of its business and operations or the ownership of its Properties, except where failure to maintain such rights, franchises, privileges and qualifications could not reasonably be expected to have a material adverse effect on the business, financial condition, assets, reasonably foreseeable prospects or results of operations of the Borrower.

         (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, (i) insurance with insurance companies or associations with a Best Rating of no less than the Best

Rating as of the date of this Agreement of the respective carriers set forth on
Schedule II, in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, but in no event in amounts, or with coverages, less than those set forth on Schedule II hereto, in each case naming the Agent, Collateral Agent and each of the Banks as an Additional Insured, and (ii) such other insurance as may be required by the Mortgages. Within fifteen (15) days prior to the scheduled date of expiration of each policy of insurance, the Borrower shall furnish, or cause to be furnished to the Agent and the Banks a certificate of insurance coverage from the insurer in form and substance satisfactory to the Agent and, if requested, will furnish the Agent and the Banks copies of the applicable policies.

         (d) Payment of Taxes, Etc. Pay and discharge and cause each Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and charges and like levies imposed upon it or upon its income, profits or Property, prior to the date on which penalties attach thereto, and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property, except where failure to pay such taxes, assessments, charges, levies and claims could not reasonably be expected to have a material adverse effect on the business, financial condition, assets, reasonably foreseeable prospects or results of operations of the Borrower; provided, however, that neither the Borrower nor any Subsidiary shall be required by this
Section 5.01(d) to pay and discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with U.S. GAAP have been provided.

         (e)     Reporting Requirements.  Furnish to each Bank:

                 (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower and PetUSA, respectively, the Consolidated balance sheet of the Borrower, the consolidating balance sheet of PetUSA as at the end of such quarter and the corresponding Consolidated and consolidating statements of earnings, stockholders' capital and cash flows of each of the Borrower and PetUSA for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified by a financial officer of the Borrower and PetUSA, respectively, as having been prepared in accordance with GAAP subject, however, to year-end audit adjustments, together with a certificate of a financial officer of the Borrower showing in detail (1) the calculation of the financial covenant set forth in Section 5.02(a) for the two quarter period ending at the end of each such quarter and the calculation of the financial covenant set forth in Section 5.02(b) for each such quarter and (2) the amount of any payments made on the Subordinated Debt during such quarter, the Consolidated Net Income of the Borrower for such quarter, the calculation of the Available Cash Ratio under Section 5.02(m) for such quarter, and the date of repayment, if any, during such quarter, of the CD Deposits.

                 (ii) as soon as available and in any event not later than 90 days after the end of each fiscal year of each of the Borrower and PetUSA, respectively (and in the event of a change in the fiscal year of either the Borrower or PetUSA no more than 15 months following the end of their respective preceding fiscal years), copies of the Consolidated balance sheet of the Borrower and the consolidating balance sheet of PetUSA as at the end of such fiscal year and related statements of earnings, stockholders' capital and cash flows of each of the Borrower and PetUSA for such fiscal year, all certified by KPMG Peat Marwick or other independent certified public accountants of recognized national standing, together with a certificate of a financial officer of the Borrower showing in detail (1) the calculation of the financial covenants set forth in Section 5.02(a) for the two quarter period ending at the end of such year and the calculation of the financial covenant set forth in Section 5.02(b) for the last fiscal quarter of such year and (2) the amount of any payments made on the Subordinated Debt during the last fiscal quarter of such year, the Consolidated Net Income of the Borrower for such quarter, the calculation of the Available Cash Ratio under Section 5.02(m) for such quarter, and the date of repayment, if any, during such quarter, of the CD Deposits.

                 (iii) promptly after the sending or filing thereof, copies of all reports which the Borrower, PSAL and PetUSA sends to any of its stockholders generally, and copies of all reports and registration statements which PSAL, PetUSA or the Borrower or any of their respective Subsidiaries files with the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission, or with any national securities exchange;

                 (iv) as soon as possible, and in any event within five Business Days after an officer of the Borrower has obtained knowledge of the existence of any Default or Event of Default, written notice thereof setting forth details of such Default or Event of Default and the actions which the Borrower has taken and proposes to take with respect thereto;

                 (v) as soon as possible and in any event within 30 days after any officer of the Borrower knows or has reason to know that any Termination Event with respect to any Plan has occurred, a statement of a financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or its ERISA Affiliate (as applicable) proposes to take with respect thereto, unless the aggregate liability (including, without limitation, liability to the PBGC) of the Borrower and its Subsidiaries pertaining to all such Plans and Termination Events could not reasonably be expected to exceed $1,000,000;

                 (vi) promptly upon the receipt thereof by the Borrower or any Subsidiary of the Borrower, a copy of any form of notice, complaint, request for information under CERCLA or corresponding state law, summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Materials or the Environment if the amount involved could reasonably be expected to result in a liability of the Borrower or any Subsidiary in excess of $500,000 in the aggregate, or concerning the filing of a Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

                 (vii)    as soon as available and in any event within thirty
         (30) days after each calendar month, a report, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of each calendar month, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefore, any new credit support agreements relating thereto not listed on
         Schedule IV, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

                 (viii) promptly upon the determination or proposal by the Borrower to make any Distribution, a calculation of the Available Cash Flow (after giving effect to such Distribution), and setting forth in reasonable detail the various components necessary to make such calculation; and

                 (ix) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of the Subsidiaries as any Bank through the Agent may from time to time reasonably request.

         (f) Acceptable Security Interest. Cause an Acceptable Security Interest to exist at all times in all Properties covered by the Reserve Reports.

         (g) Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of the Collateral including, without limitation, all equipment, machinery and facilities constituting Collateral, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of the Collateral will be fully preserved and maintained, except to the extent a portion of the Collateral is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each of its Subsidiaries to promptly: (a) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to the Collateral, (b) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interest in the Collateral, (c) will and will cause each of its Subsidiaries to do all other things necessary to keep unimpaired, except for Permitted Exceptions, its rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of the Collateral is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each of its Subsidiaries to operate the Collateral or cause or make reasonable and customary efforts to cause the Collateral to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance in all material respects with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

         (h) Engineering Reports. Deliver to the Agent and the Banks the following:

                 (i) A Reserve Report not less than 45 days prior to each Scheduled Redetermination Date, commencing with the Scheduled Redetermination Date to occur on October 31, 1996. The Annual Reserve Report of each year shall be prepared by a Petroleum Engineer and the Semi-Annual Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Annual Reserve Report.

                 (ii) For any unscheduled redetermination requested by the Borrower (1) pursuant to Section 2.14(a)(ii) or (2) pursuant to
         Section 2.14(b)(ii) in conjunction with the addition of Additional Properties to the Collateral following a Borrowing Base Deficiency, the Borrower shall provide a Reserve Report, at its sole cost and expense, prepared by a Petroleum Engineer (in the event of a redetermination pursuant to clause (1) or (2) above) or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Annual Reserve Report (in the event of a redetermination under clause
         (1) above which does not include Additional Properties) with an "as of" date no more than 45 days prior to the date the request for a redetermination of the Borrowing Base is made by the Borrower. For any unscheduled redetermination requested by the Banks pursuant to
         Section 2.14(a)(ii), the Borrower shall provide a Reserve Report, at its sole cost and expense, prepared by a Petroleum Engineer or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Annual Reserve Report, with an "as of" date as required by the Majority Banks as soon as possible, but in any event no later than 45 days following the receipt of the request by the Agent.

                 (iii) With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Banks, a certificate from the President or a Vice President of the Borrower, certifying that, to the best of his or her knowledge and in all material respects: (a) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct; (b) except for Permitted Exceptions, the Borrower owns good and indefeasible title to its Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Exceptions; (c) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower to delivery Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; (d) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Majority Banks; (e) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and a list of all Persons disbursing proceeds to the Borrower from its Oil and Gas Properties; (f) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Reserve Report are subject to Acceptable Security Instruments; (g) any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change; and (h) with regard to any Semi-Annual Reserve Report, any other material differences contained in such Reserve Report from the immediately preceding Annual Reserve Report.

                 (iv) As soon as available and in any event within 60 days after the end of each fiscal quarter, production reports and general and administrative cost summaries for its Oil and Gas Properties, which reports shall include quantities or volume of production, revenue, realized product prices, operating expenses, taxes, capital expenditures and lease operating costs which have accrued to the Borrower's accounts in such period, and such other information with respect thereto as the Agent or any Bank may reasonably require.

         (i) Title Information. On or before the delivery to the Agent and the Banks of each Reserve Report required by Section 5.01(h), the Borrower will deliver Title Opinions in form and substance reasonably satisfactory to the Agent covering the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Agent shall have received together with Title Opinions previously delivered to the Agent, satisfactory Title Opinions on at least 100% of the value of the Oil and Gas Properties evaluated by such Reserve Report and included in the Borrowing Base. The Borrower shall cure any title defects or exceptions which are not Permitted Exceptions raised by the Title Opinions within 60 days after a request by the Agent or the Banks to cure such defects or exceptions. If the Borrower is unable to cure any title defect requested by the Agent or the Banks to be cured within the 60 day period, such default shall not be a Default or an Event of Default, but instead the Agent and the Banks shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent or the Banks. To the extent that the Agent or the Banks are not satisfied with title to any Collateral after the time period in this section has elapsed, such unacceptable Collateral shall not count towards the Borrowing Base, and the Agent may send a notice to the Borrower and the Banks that the then outstanding Borrowing Base shall be reduced by an amount as determined by all of the Agent and Majority Banks in accordance with Section 2.14(a)(i) sufficient to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 100% of the value of the Oil and Gas Properties included in the Borrowing Base. This new Borrowing Base shall become effective immediately after receipt of such notice.

         (j)     Additional Collateral.

                 (i) Should any Properties be made subject to a Reserve Report, the Borrower will grant to the Collateral Agent, as security for the Obligations, an Acceptable Security Interest (subject only to Permitted Exceptions) on the Borrower's interest in such Properties not already subject to the Lien of the Mortgages, which Lien will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements, or other Loan Documents, all in form and substance satisfactory to the Agent in its sole discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

                 (ii) Concurrently with the granting of the Lien or other action referred to in this subsection (j), the Borrower will provide to the Agent Title Opinions in form and substance satisfactory to the Agent in its sole discretion with respect to the Borrower's interests in such Properties.

                 (iii) Also, promptly after the filing of any new Mortgage in any state, upon the reasonable request of the Agent, the Borrower will provide to the Agent Title Opinions in accordance with Section 2.14(a)(iii).

         Section 5.02. Negative Covenants. So long as any amount payable by the Borrower hereunder or under any Note shall remain unpaid or any Bank shall have any obligation to lend hereunder, and until all of the Commitments and all of the Letters of Credit are terminated, the Borrower will not, without the written consent of the Majority Banks:

         (a) Senior Debt to EBITDA Ratio. For each period of two consecutive fiscal quarters of the Borrower, permit the ratio of (i) Consolidated Indebtedness as of the end of such period (but excluding any amounts identified under clause (e) of the definition of "Indebtedness") to
(ii) two (2) times EBITDA for such period to be greater than 2.75 to 1.00;

         (b) Ratio of EBIT to Interest Expense. Permit, for any fiscal quarter of the Borrower, the ratio of EBIT for such period to Consolidated Interest Expense for such period to be less than the amount set forth in the following table for such period:

                                                      Minimum Ratio of
                 Quarter Period Ending             EBIT to Interest Expense
                 ------- ------ ------             ---- -- -------- -------
                 September 30, 1996                        2.5:1.0
                 December 31, 1996                         2.5:1.0
                 Each fiscal quarter thereafter            3.0:1.0

         (c)     Liens.   Other than Permitted Exceptions, create, assume,
incur or suffer to exist or permit any Subsidiary to create, assume, incur or suffer to exist, any Lien on or in respect of any Property of the Borrower or any Subsidiary whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income.

         (d) Indebtedness. Create, incur, assume, guarantee, otherwise become liable for or suffer to exist, or permit any Subsidiary to create, incur, assume, guarantee, otherwise become liable for or suffer to exist, any Indebtedness other than (i) Indebtedness under this Agreement, (ii) the Subordinated Debt, and (iii) Indebtedness of the Borrower existing on the date hereof not exceeding $325,000 in the aggregate under the Lease Agreement numbered 7142413, the Lease Agreement numbered 7172711 and the Lease Agreement numbered 7182793, each between Finova Capital Corp. and the Borrower (collectively, the "Finova Leases").

         (e) Mergers, Etc. Merge or consolidate with or into any Person, or permit any Subsidiary to merge or consolidate with or into any Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), or permit any Subsidiary to convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired).

         (f) Restrictions on Dividends, Intercompany Loans, or Investments. Create or otherwise cause or permit to exist or become effective, or permit any Subsidiary of the Borrower to create or otherwise cause or permit to exist or become effective, any consensual encumbrance or restriction (other than the Loan Documents) on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions to, or pay any Indebtedness owed to, the Borrower, or (ii) make any loans or advances to or investments in the Borrower.

         (g) Letters of Credit. Incur, or permit any Subsidiary to incur, any liability in connection with any letter of credit, other than Letters of Credit.

         (h) Multiemployer Plans or Multiple Employer Plans. Create or otherwise cause or permit to exist or become effective, or permit any Subsidiary to create or otherwise cause or permit to exist or become effective, any Multiemployer Plan or Multiple Employer Plan to which the Borrower or any Subsidiary makes or accrues an obligation to make any contribution.

         (i) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate any Plan so as to result in any liability of the Borrower or any Subsidiary to the PBGC in excess of $1,000,000, or (ii) permit to exist any occurrence of a Termination Event with respect to any Plan for which there is an Insufficiency in excess of $1,000,000.

         (j) ERISA Liabilities. Create or suffer to exist, or permit any ERISA Affiliate to create or suffer to exist, any ERISA Liabilities if immediately after giving effect to such ERISA Liabilities, the aggregate amount of ERISA Liabilities of the Borrower and its Subsidiaries would exceed $1,000,000.

         (k) Affiliate Transaction. Except as permitted by Section 5.02(m), make or permit any Subsidiary of Borrower to make, directly or
indirectly:   (i) any Investment in any Affiliate; (ii) any transfer, sale, lease or other disposition of any Property to any Affiliate or any purchase or acquisition of any Property from an Affiliate; (iii) any material arrangement or other material transaction directly or indirectly with or for the benefit of an Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate); provided, that this Section 5.02(k) shall not prohibit the Borrower and any Subsidiary of Borrower from entering into any arrangement or other transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower or such Subsidiary as the monetary or business consideration which would be obtained in a comparable arm's length transaction with a Person not an Affiliate; or (iv) any guaranty of any obligation of PSAL, PetUSA, any Affiliate of PSAL or PetUSA, or any other Person.

         (l) Preferred Interest and Options. Issue or cause to become outstanding any Restricted Preferred Interest, or permit any Subsidiary of Borrower to issue or cause to become outstanding, any Preferred Interest, or permit any option, warrant or other right to acquire any capital stock, partnership interest or other ownership interest of any Subsidiary of Borrower to be outstanding.

         (m) Restricted Payments. Directly or indirectly, declare, pay or make any Distribution, other than principal payments under the Subordinated Debt; provided Distributions on the Subordinated Debt may be made only if (i) no Default or Event of Default exists at the time of such Distribution, (ii) no Default or Event of Default would result from such Distribution, (iii) on the date of such Distribution (1) no Borrowing Base Deficiency exists and (2) the Available Cash Ratio (as defined below, but specifically (X) giving effect to such Distribution and all other Distributions made since the end of the fiscal quarter of the Borrower most recently ended prior to such date as if such Distribution and all such other Distributions were made during such fiscal quarter and (Y) not giving effect to the first Distribution, if any, made during the earliest of the four consecutive fiscal quarters immediately preceding such date) for the four consecutive fiscal quarters of the Borrower immediately preceding such date is no less than 3.0:1.0, and (iv) in no period of four consecutive fiscal quarters of the Borrower shall the aggregate of all such Distributions exceed the lesser of (i) 50% of Consolidated Net Income of the Borrower for such four quarters or (ii) an amount that does not cause the ratio of (x) EBITDA for such four quarters less Development Capex to (y) cash taxes for such four quarters plus the largest Borrowing Base Deficiency if any, at any date during such four quarters or the next following quarter plus Consolidated Interest Expense for such four quarters plus the amount of any payments or proposed payments on the Subordinated Note during such four quarters (other than repayment of the CD Deposits to PSAL) (the "Available Cash Ratio"), to fall below 3.0:1.0.

         (n) Investments. Make any Investment or permit any Subsidiary to make any Investment except (i) Investments in Subsidiaries approved in writing by the Majority Banks, and (ii) Permitted Investments.

         (o) Asset Disposition. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any of the Collateral, except (i) sales of Hydrocarbons in the ordinary course of business and on reasonable terms, (ii) sales of worn-out or obsolete equipment in the normal course of business, if no Event of Default exists at the time of such sale, (iii) replacement of equipment in the normal course of business with other equipment at least as useful and beneficial to the Borrower and its Subsidiaries and their respective businesses as the equipment replaced if no Event of Default exists at the time of such replacement and (iv) farm-outs of horizons which are not included in any Reserve Report provided such farm-out is to a Person which is not an Affiliate, the Borrower has given the Agent advance written notice of the proposed farm-out and no Default exists at the time of such farm-out.

         (p) Use of Proceeds. Use any proceeds of any Advance (i) for any purpose other than working capital for the Borrower (but not for any payment of the Subordinated Debt), (ii) in any manner which violates or results in a violation of any law or regulation or (iii) to purchase or carry any margin stock (as defined in Regulation U) or any margin stock (as defined in Regulation G) or to extend credit to others for that purpose.

         (q) Line of Business. Engage, or permit any of its Subsidiaries to engage, in any business other than the business currently engaged in and other businesses not materially different therefrom.

         (r) Agreements. Amend, waive, terminate or otherwise modify, or agree to the amendment, waiver, termination or other modification of, any of the Subordinated Debt Documents.

         (s) Rental Payments. Create, incur, assume, guarantee, otherwise become liable for or suffer to exist, or permit any Subsidiary to create, incur, assume, guarantee, otherwise become liable for or suffer to exist, any obligation to make any payment under any lease or other rental contract (other than leases constituting Oil and Gas Properties and Capitalized Lease Obligations), unless (i) the aggregate amount of all such payments actually made does not exceed $1,000,000 in any year and (ii) the aggregate amount of all such payments scheduled or required to be made does not exceed $5,000,000 in any year.

         (t)     Hedging Agreements.   Be a party to any Hedging Agreement (i)
for volumes (in the aggregate) in the then current fiscal quarter of the Borrower in excess of 75% of the net quarterly production of Hydrocarbons (using standard 6:1 conversion rates for differing Hydrocarbons) from any Collateral for the then most recently completed fiscal quarter of the Borrower, or (ii) if the total aggregate volumes of oil (for all Hedging Agreements) or the total aggregate volumes of natural gas (for all Hedging Agreements) would exceed 75% of projected oil or natural gas net volumes, respectively, as stated in the most recent Reserve Report for the next three year period.
Additionally, the Borrower agrees that in no event shall any Hedging Agreement extend beyond one (1) year following the Revolving Credit Termination Date, without the written consent of the Majority Banks.

                                   ARTICLE VI
                               EVENTS OF DEFAULT

         Section 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

         (a)     The Borrower shall fail to pay any amount payable pursuant to
Section 2.13(c), under any Hedging Agreement with any Bank, or any principal of any Note when such amount or principal becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise, or shall fail to pay any interest on any Note or any fees hereunder within five Business Days of when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or

         (b) Any (i) representation, warranty or certification made by the Borrower herein or in any other Loan Document, or by the Borrower (or any officer of the Borrower) in connection with any Loan Document or in any certificate or document furnished to the Banks pursuant to any Loan Document, or (ii) representation or warranty deemed to have been made by the Borrower pursuant to Section 3.02 or Section 3.03 shall prove to have been incorrect or misleading in any material respect when made or so deemed to have been made; or

         (c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than Section 5.02, Section 8.13 and provisions covered by Section 6.01(a)) on its part to be performed or observed if the failure to perform or observe such term, covenant or agreement shall remain unremedied for 10 Business Days after the earlier of
(x) the date written notice thereof has been given to the Borrower by the Agent or any Bank and (y) the date an officer of the Borrower has knowledge of such failure, (ii) any term, covenant, condition, or agreement contained in any other Loan Document or in Section 5.02 or Section 8.13 of this Agreement (other than Section 5.02(t)(ii) if such failure is due to a decrease in Hydrocarbon production) on its part to be performed or (iii) any term, covenant, condition or agreement contained in Section 5.02(t)(ii) if such failure is due to a decrease in Hydrocarbon production, in which event such deficiency shall not constitute an Event of Default provided that the Borrower remedies such deficiency within 90 days of its occurrence; or

         (d) PSAL, the Borrower or any Subsidiary of either shall fail to pay any principal of or premium or interest on any Indebtedness (other than the Subordinated Debt) which is outstanding in the principal amount of at least $2,000,000 in the aggregate, of PSAL, the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (whether or not such default is waived by the holder of such Indebtedness); or any such Indebtedness shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof; or

         (e) PSAL, the Borrower or any Subsidiary of either, shall be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Subsidiary, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of Subsidiary shall take any action to authorize any of the actions set forth above in this subsection (e); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Subsidiary and such judgment, writ, warrant of attachment or execution or similar process shall not be released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

         (f) A final judgment or order for the payment of money in excess of $5,000,000 shall be rendered against PSAL, the Borrower or any Subsidiary of either by any court of competent jurisdiction and such judgment or order shall continue unsatisfied or unstayed (by appeal or otherwise) and shall be in effect for a period of 30 days; or

         (g)     Any Change of Control occurs; or

         (h) any Mortgage shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any part by any court or other governmental or regulatory authority having competent jurisdiction in respect thereof, or the validity or the enforceability of any Mortgage shall be contested by the Borrower, or the Borrower shall renounce any of the terms of any Mortgage or shall deny that it is bound by any of the terms thereof that purport to apply to it; or

         (i) any material portion of the Collateral that is not covered by adequate insurance shall be destroyed or any material portion of the Collateral shall otherwise become unavailable for use by the Borrower for a period in excess of 45 days (or 180 days if the Borrower has business interruption insurance adequate to cover the loss to it resulting from such Collateral being unavailable for use) or title to any material portion of the Collateral shall be successfully challenged; or

         (j) Any Termination Event with respect to a Plan shall have occurred and, 60 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Termination Event shall have occurred and then exist (or in the case of a Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $1,000,000; or

         (k) The Borrower and/or PetUSA violates any of the terms and obligations of any of the Subordinated Debt Documents;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of the Issuing Bank to issue Letters of Credit, the Commitment of each Bank and the obligation of each Bank to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, and in addition to the Issuing Bank's continuing right to demand payment of all Demand Loans, demand payment of the maximum amount remaining available to be drawn under then outstanding Letters of Credit (assuming compliance with all conditions for drawing thereunder), and immediately upon the making of such demand by the Agent, the Borrower shall pay to the Agent such amount so demanded; provided, however, that in the event of any Event of Default described in Section 6.01(e), (A) the obligation of the Issuing Bank to issue Letters of Credit, the Commitment of each Bank and the obligation of each Bank to make Advances shall automatically be terminated and (B) the Notes, all such interest, all other amounts payable under this Agreement and the maximum amount remaining available to be drawn under then outstanding Letters of Credit (assuming compliance with all conditions for drawing thereunder) shall automatically and immediately become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII
                                   THE AGENT

         Section 7.01. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

         Section 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment entered into by the Bank which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank or any other Person and shall not be responsible to any Bank or any other Person for any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or any Subsidiary or to inspect the Property (including the books and records) of the Borrower or any Subsidiary; (v) shall not be responsible to any Bank or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document or for the existence, sufficiency or value of any Collateral or for the existence, perfection or priority of any Lien thereon; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice (including telephonic notice), consent, certificate or other instrument or writing (which may be by telecopier, telegram, telex or otherwise) believed by it to be genuine and signed, given or sent by the proper party or parties.

         Section 7.03. Chase and Affiliates. With respect to its Commitment, its interest in Letter of Credit Liabilities, the Advances made by it and the Notes issued to it, Chase shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Issuing Bank; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Chase in its individual capacity. Chase and its affiliates may act as the Collateral Agent and may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any Subsidiary, any Person who may do business with or own securities of the Borrower or any Subsidiary and any other Person, all as if Chase were not the Agent or the Issuing Bank and without any duty to account therefor to the Banks.

         Section 7.04. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         Section 7.05. Indemnification. THE BANKS AGREE TO INDEMNIFY THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE NOTES THEN HELD BY EACH OF THEM (OR IF NO ADVANCES ARE AT THE TIME OUTSTANDING OR IF ANY NOTES ARE HELD BY PERSONS WHICH ARE NOT BANKS, RATABLY ACCORDING TO EITHER (A) THE RESPECTIVE AMOUNTS OF THEIR COMMITMENTS, OR (B) IF NO COMMITMENTS ARE AT THE TIME OUTSTANDING, THE RESPECTIVE AMOUNTS OF THEIR COMMITMENTS IMMEDIATELY PRIOR TO THE TIME THE COMMITMENTS CEASED TO BE OUTSTANDING), FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT REFERRED TO IN OR PERTAINING TO ANY LOAN DOCUMENT, OR ANY ACTION TAKEN OR OMITTED BY THE AGENT UNDER ANY LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT REFERRED TO IN OR PERTAINING TO ANY LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, IN EACH OF THE FOREGOING CASES, ANY SUCH CLAIM, LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT RESULTING FROM THE NEGLIGENCE OF THE AGENT, PROVIDED THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF SUCH CLAIMS, LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK AGREES TO REIMBURSE THE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER ANY LOAN DOCUMENT OR ANY OTHER INSTRUMENT OR DOCUMENT REFERRED TO IN OR PERTAINING TO ANY LOAN DOCUMENT TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH

EXPENSES BY THE BORROWER. IN THE EVENT THAT THE AGENT RECEIVES REIMBURSEMENT FOR SUCH EXPENSES FROM THE BORROWER AT ANY TIME SUBSEQUENT TO THE AGENT'S RECEIPT OF THE INDEMNIFICATION REQUIRED BY THE PRECEDING SENTENCE FROM ANY BANK, THE AGENT SHALL PROMPTLY REFUND TO SUCH BANK ITS RATABLE SHARE OF SUCH REIMBURSED AMOUNT.

         Section 7.06. Successor Agent and Issuing Bank. Subject to the appointment and acceptance of a successor Agent or Issuing Bank, as applicable and provided below, the Agent or the Issuing Bank may resign at any time by giving notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent or Issuing Bank, as the case may be. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. If no successor to the retiring Issuing Bank shall have been appointed by the Majority Banks, or shall have accepted such appointment, then, in such event, each Bank shall, following the receipt by the Agent of a Notice of Letter of Credit pursuant to Section 2.13, be obligated (subject, however, to all of the provisions hereof, including without limitation, all conditions precedent to the issuance of Letters of Credit) to issue a Letter of Credit in accordance with the provisions of Section 2.13 equal to its Ratable Portion of the Letter of Credit requested in such Notice of Letter of Credit. In such event, the Banks issuing such Letter of Credit shall not be entitled to any issuance fee pursuant to
Section 2.13(b)(i). Each such Letter of Credit, shall contain identical provisions for a drawing thereunder by the beneficiary, and shall require that in the event of a draw thereunder, the Beneficiary shall make such draw ratably in accordance with the respective amounts of each such Letter of Credit. The obligation of the Banks to issue Letters of Credit pursuant to this Section
7.06 shall be subject to all the terms and conditions of Sections 2.13(a), (b) (other than as provided above), (c), (d) and (e) and each reference therein to the Issuing Bank shall be deemed a reference to each Bank issuing a Letter of Credit pursuant to this Section 7.06. Upon the acceptance of any appointment as Agent or Issuing Bank hereunder by a successor Agent or Issuing Bank, such successor Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Issuing Bank, and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations under the Loan Documents, except that the retiring Issuing Bank shall remain the Issuing Bank with respect to any Letter of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank. After any retiring Agent's or Issuing Bank's resignation or removal hereunder as Agent or Issuing Bank, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Issuing Bank.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         Section 8.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document executed by the Borrower, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Section 3.01,
3.02 or 3.03, (b) increase the Commitment of any Bank or subject any Bank to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) take any action which requires the signing of all the Banks pursuant to the terms of any Loan Document, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action hereunder, (g) release a material amount of the Collateral, or (h) amend this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any Loan Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Banks required above to take such action, affect the rights or duties of the Issuing Bank under any Loan Document.

         Section 8.02. Notices, Etc. Except as provided in Section 2.02(a), all notices and other communications provided for hereunder shall be in writing (including telecopier or telex communication) and mailed, telecopied, telexed, or delivered, (a) if to the Borrower, at the address at 143 Ridgeway Drive, Suite 113, Lafayette, Louisiana 70503-3402; Attention: Vice President, Land, Legal & Administration, Telecopy: (318) 989-8784; (b) if to any Bank listed on the signature pages hereof, at its Domestic Lending Office specified opposite its name on Schedule I hereto; (c) if to any other Bank, at its Domestic Lending office specified in the Assignment pursuant to which it became a Bank;
(d) if to the Agent, to Chemical Bank, as administrative agent on behalf of the Agent, at such administrative agent's address at Chemical Bank, Agent Bank Services, 140 East 45th Street, 29th Floor, New York, New York 10017,
Attention: Sandra Miklave, Telephone: (212) 622-0005, Telecopy: (212) 622-0002, with a copy to The Chase Manhattan Bank, N.A., 707 Travis Street, 7th Floor, Houston, Texas 77002, Attention: Todd A. Dittmann, Telecopy: (713) 216-8882, (but references herein to the address of the Agent for purposes of payments or making available funds shall not include the address to which copies are to be sent) and (e) if to the Issuing Bank, at its address at The Chase Manhattan Bank, N.A., 4 MetroTech Center, 8th Floor, Brooklyn, New York 11245, Attention:
Elsie Rodriguez/John Ruane, Trade Finance, Telecopy: (718) 242- 3819, with a copy to The Chase Manhattan Bank, N.A., 707 Travis, 7th Floor, Houston, Texas 77002, Attention: Todd A. Dittmann, Telecopy: (713) 261-8882; or, as to the Borrower, the Issuing Bank or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. Each such notice or communication shall be effective (i) if mailed, on the date it is received,
(ii) if delivered by hand, upon delivery with written receipt, and (iii) if telecopied, when receipt is confirmed by telephone, except that any notice or communication to the Agent pursuant to this Agreement shall not be effective until received by the Agent, and any notice or communication to the Issuing Bank pursuant to this Agreement shall not be effective until received by the Issuing Bank. Notices by telephone pursuant to Section 2.02(a) shall be given to the Agent at (212) 622-0002 or at such other telephone number as shall be designated by the Agent in a written notice to the Borrower. A notice received by the Agent by telephone pursuant to Section 2.02(a) shall be effective and binding on the Borrower if the Agent believes in good faith that it was given by an authorized representative of the Borrower and acts pursuant thereto, notwithstanding the absence of written confirmation or any contradictory provision thereof.

         Section 8.03. No Waiver; Remedies. No failure on the part of the Issuing Bank, any Bank or the Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

         Section 8.04. Expenses and Taxes; Compensation; Indemnification; Arranger.

         (a) Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable out-of- pocket expenses of the Agent and the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents, and all costs and expenses of the Agent, the Issuing Bank and each Bank, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a). In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents and the other documents to be delivered hereunder, and agrees to save the Agent, the Issuing Bank and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes.

         (b) Compensation. If any payment, or purchase pursuant to Section 2.09(e), of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Eurodollar Rate Advance, as a result of a payment or Conversion pursuant to Section 2.02,
Section 2.07, Section 2.08 or Section 2.12 or purchase pursuant to Section 2.09(e) or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the

Borrower shall, upon demand by any Bank (with a copy of such demand to the Agent together with the Bank's calculations of the amount owed), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such purchase, payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

         (c) Indemnification. THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS THE AGENT, THE COLLATERAL AGENT, THE ARRANGER, EACH BANK, THE ISSUING BANK AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL) FOR WHICH ANY OF THEM BECOME LIABLE OR WHICH ARE INCURRED BY ANY OF THEM IN CONNECTION WITH OR ARISING OUT OF (I) BREACH BY THE BORROWER OF ANY LOAN DOCUMENT, (II) VIOLATION BY THE BORROWER OR ANY SUBSIDIARY OF ANY ENVIRONMENTAL PROTECTION LAW OR ANY OTHER LAW, RULE, REGULATION OR ORDER, (III) ANY LIEN GRANTED PURSUANT TO ANY LOAN DOCUMENT, (IV) OWNERSHIP BY SUCH BANK, THE COLLATERAL AGENT, THE ARRANGER, THE ISSUING BANK OR THE AGENT OF ANY PROPERTY FOLLOWING FORECLOSURE UNDER ANY OF THE LOAN DOCUMENTS, TO THE EXTENT SUCH CLAIMS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS OR EXPENSES ARISE OUT OF OR RESULT FROM ANY HAZARDOUS MATERIALS LOCATED IN, ON OR UNDER THE PROPERTY OF THE BORROWER OR ANY SUBSIDIARY ON OR BEFORE THE DATE OF SUCH FORECLOSURE, INCLUDING, WITHOUT LIMITATION, CLAIMS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS OR EXPENSES WHICH ARE IMPOSED UPON PERSONS UNDER ANY ENVIRONMENTAL PROTECTION LAW SOLELY BY VIRTUE OF OWNERSHIP, (V) SUCH BANK'S, THE COLLATERAL AGENT'S, THE ARRANGER'S, THE ISSUING BANK'S OR THE AGENT'S BEING DEEMED AN OPERATOR OF ANY PROPERTY OF THE BORROWER OR ANY SUBSIDIARY BY A COURT OR OTHER PERSON, TO THE EXTENT SUCH CLAIMS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, DISBURSEMENTS OR EXPENSES ARISE OUT OF OUR RESULT FROM ANY HAZARDOUS MATERIALS LOCATED IN, ON OR UNDER SUCH PROPERTY, OR (VI) ANY INVESTIGATION, LITIGATION, OR PROCEEDING, WHETHER OR NOT THE AGENT, THE COLLATERAL AGENT, THE ARRANGER, THE ISSUING BANK OR SUCH BANK IS A PARTY THERETO, RELATED TO OR IN CONNECTION WITH ANY OF THE FOREGOING OR ANY LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY TRANSACTION IN WHICH ANY PROCEEDS OF ANY ADVANCE ARE APPLIED

OR ANY LETTER OF CREDIT IS USED, INCLUDING, WITHOUT LIMITATION, IN EACH OF THE FOREGOING CASES, ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, OBLIGATION, PENALTY, ACTION, JUDGMENT, SUIT, COST, DISBURSEMENT OR EXPENSE RESULTING FROM THE NEGLIGENCE OF THE AGENT, THE COLLATERAL AGENT, THE ARRANGER, THE ISSUING BANK, SUCH BANK OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, UNLESS SUCH CLAIM, DAMAGE, LOSS, LIABILITY, OBLIGATION, PENALTY, ACTION, JUDGMENT, SUIT, COST, DISBURSEMENT OR EXPENSE IS FOUND TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.

         (d) Arranger. The Arranger shall have no duties, obligations, responsibilities or liabilities whatsoever under or in connection with any Loan Document.

         (e) Survival of Covenants. Without prejudice to the survival of any other agreement of the Borrower or the Banks hereunder, all obligations of the Borrower under Section 2.02, Section 2.09, Section 2.10 and this Section
8.04 shall survive the termination of the Commitments, the Letters of Credit and this Agreement and the payment in full of principal, interest and all other amounts hereunder and under the Notes.

         Section 8.05. Limitation and Adjustment of Interest. (a) Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law. Accordingly, if the transactions with any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Note payable to such Bank, this Agreement, any other Loan Document or any other document or instrument, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under any Note payable to such Bank, this Agreement or any other Loan Document or under any other document or instrument shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be cancelled automatically and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower, and (ii) in the event that the maturity of any Note payable to such Bank is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower. In determining whether or not the interest contracted for, taken, reserved, charged or received by any Bank exceeds the maximum non-usurious rate permitted by applicable law, such determination shall be made, to the extent that doing so does not result in a violation of applicable law, by amortizing, prorating, allocating and spreading, in equal parts during the period of the full stated term of the loans hereunder, all interest at any time contracted for, taken, charged, received or reserved by such Bank in connection with such loans.

         (b) In the event that at any time the interest rate applicable to any Advance made by any Bank would exceed the maximum non-usurious rate allowed by applicable law, the rate of interest to accrue on the Advances by such Bank shall be limited to the maximum non-usurious rate allowed by applicable law, but shall accrue, to the extent permitted by law, on the principal amount of the Advances made by such Bank from time to time outstanding, if any, at the maximum non-usurious rate allowed by applicable law until the total amount of interest accrued on the Advances made by such Bank equals the amount of interest which would have accrued if the interest rates applicable to the Advances pursuant to Article II had at all times been in effect. In the event that upon the final payment of the Advances made by any Bank and termination of the Commitments of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by law, an amount equal to the excess of
(a) the lesser of (i) the amount of interest which would have accrued on such Advances if the maximum non-usurious rate allowed by applicable law had at all times been in effect or (ii) the amount of interest which would have accrued on such Advances if the interest rates applicable to such Advances pursuant to
Article II had at all times been in effect over (b) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.

         Section 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have, as to each Bank, either received a copy of a signature page hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Banks.

         Section 8.07.    Assignments and Participations.

         (a) Each Bank may, after the date hereof, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that, except as provided in Section 8.07(g), (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement and the Notes, and the same constant percentage of the interests in the Letter of Credit Liabilities held by the assigning Bank pursuant to Section 2.13, the Advances and Commitment shall be assigned by the assigning Bank to the assignee pursuant to the Assignment with respect to such assignment, (ii) the amount of the Commitment and Advances of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment with respect to such assignment) shall in no event be less than the lesser of $10,000,000 or the total of the assigning Bank's Commitments and shall (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment, together with the Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment, relinquish its rights and be released from its obligations under this Agreement.

         (b) By executing and delivering an Assignment, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document or the existence, sufficiency or value of any Collateral or the existence, perfection or priority of any Lien thereon; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment; (iv) such assignee will, independently and without reliance upon the Agent, the Collateral Agent, the Issuing Bank, the Arranger, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or related to any of the Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Deed of Trust as are delegated to the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

         (c)     The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of an Assignment executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment has been completed and is in substantially the form of Exhibit H hereto, (i) accept such Assignment, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at the expense of such Eligible Assignee, shall execute and deliver to the Agent (i) if such assignment is made prior to the Revolving Credit Termination Date, in exchange for the surrendered Note a new Note payable to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and, if the assigning Bank has retained a Commitment hereunder, a new Note payable to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder (such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and shall otherwise be in substantially the form of Exhibit A); and (ii) if such assignment is made on or after the Revolving Credit Termination Date, in exchange for the surrendered Note, a new Note payable to the order of such Eligible Assignee in an amount equal to the portion of the Advances assigned to it pursuant to such Assignment and, if the assigning Bank has retained a portion of the Advances a new Note payable to the order of the assigning Bank in an amount equal to the portion of the Advances retained by it (such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and shall otherwise be in substantially the form of Exhibit A).

         (e) Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it and one or more of the Notes held by
it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement,
(iv) the Borrower, the Agent, the Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (v) the terms of any such participation shall not restrict such Bank's ability to make any amendment, waiver or other modification of this Agreement or any other Loan Document without the consent of the participant, except that the consent of the participant may be required to (a) extend the final maturity of any Advance or Note, reduce the amount or rate of, or extend the time of payment of, interest fees, principal or any other amount payable hereunder, or increase the amount of the participant's participation, (b) consent to the assignment or the transfer by the Borrower of any of its rights and obligations under this Agreement, or (c) consent to the release of any Collateral.

         (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower.

         (g) Any Bank may assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal of and/or interest on the Notes) under any Loan Document to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent.

         Section 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         Section 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the intent of the parties set forth above, (i) Chapter 15, Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended (relating to revolving loans and revolving triparty accounts), shall not apply to this Agreement, the Notes or the transactions contemplated hereby and (ii) to the extent that any Bank may be subject to Texas law limiting the amount of interest payable for its account, such Bank shall utilize the indicated (weekly) rate ceiling from time to time in effect as provided in
Article 5069-1.04 of the Revised Civil Statutes of Texas, as amended.

         Section 8.10. JURISDICTION; DAMAGES. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LETTERS OF CREDIT, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE "PROCESS AGENT"), WITH AN OFFICE ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT TO RECEIVE ON BEHALF OF THE BORROWER AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED BY THE AGENT, THE ARRANGER, ANY BANK, THE ISSUING BANK OR ANY OTHER PERSON IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY AGREES THAT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS EITHER (A) TO THE PROCESS AGENT AT

THE PROCESS AGENT'S ABOVE ADDRESS OR (B) TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 8.02. THE BORROWER AGREES THAT A FINAL JUDGMENT, AS TO WHICH ALL RIGHTS TO APPEAL HAVE TERMINATED, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY BANK, THE AGENT, THE ARRANGER, THE ISSUING BANK OR ANY OTHER PERSON TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY BANK, THE AGENT, THE ARRANGER, THE ISSUING BANK OR ANY OTHER PERSON TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 8.10 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

         SECTION 8.11. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE ISSUING BANK AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT TO WHICH THE BORROWER IS A PARTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 8.12. Hedging Obligations. The Borrower may from time to time elect pursuant to this Section 8.12 to have Hedging Obligations secured by the Mortgages, if at the time of such election no Default or Event of Default exists; provided, however, that in no event shall Hedging Obligations include obligations under any Hedging Agreement between the Borrower and any party other than a Bank nor shall there ever be Hedging Obligations in excess of $2,500,000 in the aggregate secured by the Mortgages. As to each such election, the Borrower shall (a) give the Agent notice in the form of Exhibit G attached hereto (a "Notice of Hedging Obligations") signed by the Borrower and the proposed secured party describing the proposed Hedging Agreement (including the type, term, effective date, termination date and notional amounts or volumes), and the proposed effective date of such election (which shall be a Business Day not less than 1, nor more than 5, Business Days following such notice), and (b) deliver to the Agent a copy of the proposed Hedging Agreement. On the effective date of such election, the obligations of the Borrower under the proposed Hedging Agreement shall be secured by the Mortgages up to the maximum amount identified in such notice (in no event to exceed an aggregate amount of $2,500,000 for all Notices of Hedging Obligations delivered pursuant to this Section 8.12). From and after the effective date of such election the proposed secured party who has signed such Notice of Hedging Obligations shall be, subject to the next succeeding sentence, deemed to be secured by the Mortgages up to the amount specified in such Notice of Hedging Obligations, ratably as to all other amounts secured thereby, including all Advances, all Letter of Credit Liabilities and all other Hedging Obligations designated by the Borrower pursuant to a Notice of Hedging Obligation, until the Borrower and such secured party notify the Agent in writing that there are no obligations under such Hedging Agreement that are secured by the Mortgages. In the event the Borrower should at any time deliver a Notice of Hedging Obligations to the Agent and the Agent should determine that the Hedging Obligations of the Borrower to the proposed secured party who is party to such Notice, when taken together with all amounts identified in all prior Notices of Hedging Obligations delivered to the Agent, would exceed the aggregate sum of $2,500,000, the amount of the Hedging Obligations to the proposed secured party identified in the most recent Notice of Hedging Obligations shall automatically be reduced to an amount that, when taken together with all such other amounts allocated by the Borrower pursuant to Notices of Hedging Obligations, will not exceed $2,500,000 in the aggregate.

         Section 8.13. Special Provisions. On or before the seventh Business Day after the date of issuance of the initial Letters of Credit, the Borrower will deliver to the Agent (i) a release and termination of each of the Bank One Liens duly executed by Bank One, Texas, N.A., and (ii) termination of each letter of credit issued in connection with the loan secured by the Bank One Liens. Notwithstanding anything to the contrary herein, in no event shall the Borrower be entitled to have any Advance made (other than the initial Advance) or any Letter of Credit issued (other than Letters of Credit aggregating not more than $10,000,000) until such release and termination and such terminations of each such letter of credit are delivered to the Agent. Until the date referred to in the first sentence of this Section 8.13, the Bank One Liens shall constitute Permitted Exceptions and such letters of credit shall not constitute Indebtedness.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                    BORROWER:

                                    PETSEC ENERGY, INC., a Nevada corporation



                                    By: /s/ TERRENCE N. FERN
                                       ---------------------------------------
                                    Name:   Terrence N. Fern
                                         -------------------------------------
                                    Title:  President
                                          ------------------------------------

                                    AGENT:

                                    THE CHASE MANHATTAN BANK, N.A.,
                                    as Agent


                                    By:    /s/ RICHARD F. BETZ
                                       ---------------------------------------
                                    Name:      Richard F. Betz
                                         -------------------------------------
                                    Title:     Vice President
                                          ------------------------------------



                                    BANKS:
Commitment:

$75,000,000                         THE CHASE MANHATTAN BANK, N.A.

                                    By:    /s/ RICHARD F. BETZ
                                       ---------------------------------------
                                    Name:      Richard F. Betz
                                         -------------------------------------
                                    Title:     Vice President
                                          ------------------------------------